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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a‑6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a‑12

AXOGEN, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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letter

13631 Progress Blvd.

Suite 400

Alachua, FL 32615

Dear Shareholder:

You are cordially invited to attend our 2020 Annual Meeting of Shareholders (the “Meeting”) of Axogen, Inc. (the “Company” or “Axogen”) which will be conducted via live audio webcast on Thursday, May 28, 2020 beginning at 4:00 p.m. Eastern Time.  The virtual format provides the opportunity for full and equal participation of all shareholders regardless of location.  You can attend the Meeting via the Internet at www.virtualshareholdermeeting.com/axogen2020 by using the 16-digit control number that appears on your proxy card (printed in the box and marked by the arrow) or in the instructions that accompanied your proxy materials.

This booklet contains your official notice of the Meeting and a Proxy Statement that includes information about the matters to be acted upon at the Meeting. In addition to voting on the matters described in this Proxy Statement, we will use the Meeting as an opportunity to review our operations.

I sincerely hope that you will be able to attend the Meeting. Whether or not you plan to attend, your vote is important, and we urge you to complete and return the enclosed proxy in the accompanying envelope.

Sincerely,

Karen Zaderej
Chairman, Chief Executive Officer and President

April 17, 2020

2020 Annual Meeting of Shareholders

13631 Progress Blvd.

Suite 400

Alachua, FL 32615

Notice of 2020 Annual Meeting of Shareholders

You are cordially invited to attend our 2020 Annual Meeting of Shareholders (the “Meeting”) of Axogen, Inc. (the “Company”, “Axogen”, “we” or “our”) which will be held on Thursday, May 28, 2020 at 4:00 p.m. Eastern Time.  Shareholders may join a live audio webcast at www.virtualshareholdermeeting.com/axogen2020.  At the Meeting, Shareholders will act on the following matters:

1.To elect eight members to our board of directors (the “Board of Directors”) to hold office for the ensuing year and until their successors are elected and qualified;

2.To ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2020;

3.To approve, on a non-binding advisory basis, the compensation of the Company’s named executive officers as disclosed in the Company’s Proxy Statement; and

4.To consider and act upon any other matters that may properly come before the Meeting or any adjournment or postponement thereof.

Only holders of record of our common stock at the close of business on March 30, 2020 will be entitled to receive notice of and to vote at the Meeting. Our shareholders are not entitled to any appraisal or dissenters’ rights with respect to the matters to be acted upon at the Meeting.

You may vote your shares by telephone (1‑800‑690‑6903) or internet (www.proxyvote.com) no later than 11:59 p.m. Eastern Time on Wednesday,  May 27, 2020 (as directed on the enclosed proxy card) or vote by completing, signing and promptly returning the enclosed proxy card by mail. If you choose to submit your proxy by mail, we have enclosed an envelope for your use, which is prepaid if mailed in the United States. You may also attend the Meeting, submit questions and vote online until voting is closed at www.virtualshareholdermeeting.com/axogen2020.

Your vote is important. Whether or not you plan to attend the Meeting, we urge you to complete and return the enclosed proxy in the accompanying envelope, vote online, or vote by telephone.

By Order of the Board of Directors,

Karen Zaderej
Chairman, Chief Executive Officer and President

April 17, 2020

PROXY STATEMENT

i

ii

Axogen, Inc.

13631 Progress Blvd.

Suite 400

Alachua, FL 32615

PROXY STATEMENT

2020 Annual Meeting of Shareholders

TO BE HELD ON MAY 28, 2020

The board of directors (the “Board of Directors”) of Axogen, Inc. (the “Company”, “Axogen”, “we” or “our”) is soliciting proxies for use at our 2020 Annual Meeting of Shareholders (the “Meeting”) which will be conducted via live audio webcast and accessible at  www.virtualshareholdermeeting.com/axogen2020 on Thursday, May 28, 2020 at 4:00 p.m. Eastern time and at any adjournment or postponement thereof. This Proxy Statement and the enclosed proxy card are first being mailed to shareholders on or about April 17, 2020.

Our Board of Directors has set Tuesday, March 30, 2020 as the record date for the Meeting. Each shareholder of record at the close of business on Tuesday, March 30, 2020 will be entitled to vote at the Meeting. As of the record date, 39,738,767 shares of our common stock were issued and outstanding and, therefore, eligible to vote at the Meeting. Holders of our common stock are entitled to one vote per share. Therefore, a total of 39,738,767 votes are entitled to be cast at the Meeting. There is no cumulative voting in the election of directors.

Shareholders who sign and return a proxy may revoke it at any time before it is voted at the Meeting by giving written notice to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, New York 11717, Re: Axogen, Inc., by submitting a duly executed proxy with a later date or by attending the Meeting by internet and withdrawing your proxy. If your shares are held in the name of a bank or brokerage firm, you must obtain a proxy, executed in your favor, from the bank or broker, to be able to vote at the Meeting.

Expenses in connection with this solicitation of proxies will be paid by us. Proxies are being solicited primarily by mail. In addition, our officers and directors, who will receive no extra compensation for their services, may solicit proxies by telephone or personally. We also will request that brokers or other nominees who hold shares of our common stock in their names for the benefit of others forward proxy materials to, and obtain voting instructions from, the beneficial owners of such stock at our expense.

Proxies that are completed, signed and returned to us prior to the Meeting will be voted as specified. If no direction is given, the proxy will be voted FOR the election of the nominees for director named in this Proxy Statement, FOR the ratification of the appointment of Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm for the year ending December 31, 2020,  and FOR the approval, on an advisory basis, of the compensation of the Company’s named executive officers as disclosed in this Proxy Statement.

If a shareholder affirmatively abstains from voting as to any matter (or indicates a “withhold vote for” as to directors), then the shares held by such shareholder shall be deemed present at our Meeting for purposes of determining a quorum and for purposes of calculating the vote with respect to such matter, but shall not be deemed to have been voted in favor of such matter. Votes withheld from one or more director nominees will have no effect on the election of any director from whom votes are withheld.

Pursuant to New York Stock Exchange (NYSE) Rule 452 and corresponding Listed Company Manual Section 402.08, discretionary voting by brokers of shares held by their customers in “street name” is prohibited. If you do not give instructions to your bank or broker within ten days of the Meeting, it may vote on matters that the NYSE determines to be “routine,” but will not be permitted to vote your shares with respect to “non-routine” items. Under the NYSE rules, the ratification of the appointment of our independent registered public accounting firm is a routine matter, while the election of our directors, and the approval of the compensation of our named executive officers are non-routine matters. When a bank or broker has not received instructions from the beneficial owners, or persons entitled to vote, and the bank or broker cannot vote on a particular matter because it is a non-routine matter, then there is a “broker non-vote” on that matter. Broker non-votes will be counted in determining whether there is a quorum for the Annual Meeting. As a result, if you hold shares in a brokerage account and wish to vote those shares on these proposals, we strongly encourage you to submit your voting instructions and exercise your right to vote as a shareholder.

Directors are elected by a plurality vote of the votes cast by the shareholders entitled to vote at the Meeting. A plurality vote means that the directors who receive the most votes in an election, though not necessarily a majority, will be elected. If you affirmatively abstain from voting, it will have no impact on the outcome of the vote for the proposal. Similarly, broker non-votes will have no impact on the outcome of the vote for the proposal.

The affirmative vote of a majority of the outstanding shares of our common stock entitled to vote and present in person or by proxy at the Meeting will be required to approve the ratification of the appointment of Deloitte as our independent registered public accounting firm for the fiscal year ending December 31, 2020. If you affirmatively abstain from voting, it will have the same effect as a vote “AGAINST” this proposal. Because this proposal is a routine matter, broker non-votes will not occur with respect to this proposal.

The affirmative vote of a majority of the outstanding shares of our common stock entitled to vote and present in person or by proxy at the Meeting will be required to approve the non-binding advisory approval of the compensation of our named executive officers. If you affirmatively abstain from voting, it will have the same effect as a vote “AGAINST” this proposal.

Our shareholders are not entitled to any appraisal or dissenters’ rights with respect to the matters to be acted upon at the Meeting.

Important Notice Regarding the Availability of Proxy Materials for the

Shareholder Meeting to Be Held on May 28, 2020:

This Proxy Statement, the accompanying Notice of Annual Meeting and proxy card are available on our website at http://www.axogeninc.com/proxy-statement.html, and our Annual Report on Form 10‑K  is available in the “Investors” section of our website at https://www.axogeninc.com.

PROPOSAL 1 – ELECTION OF DIRECTORS

At the Meeting, shareholders will vote on the election of eight director nominees: Karen Zaderej, Gregory Freitag, Quentin Blackford, Dr. Mark Gold, Alan Levine, Guido Neels, Robert Rudelius and Amy Wendell. Our Board of Directors has nominated each of these individuals to serve a one-year term commencing at the Meeting and until each director’s successor is duly elected and qualified. All nominees are currently members of our Board of Directors and Mses. Zaderej and Wendell,  Messrs. Freitag, Blackford, Levine, Neels and Rudelius and Dr. Gold were elected by our shareholders at our 2019 Annual Meeting of Shareholders. In the event that any nominee becomes unable or unwilling to serve as a director for any reason, the persons named in the enclosed proxy will vote for a substitute nominee in accordance with their best judgment. Our Board of Directors has no reason to believe that any nominee will be unable or unwilling to serve as a director if elected.

Proxies cannot be voted for a greater number of persons than the number of nominees named.

Biographical information for each director nominee is included below. Included at the end of each director’s biography is a description of the particular experience, qualifications, attributes or skills that led our Board of Directors to conclude that each of these director nominees should serve as a member of our Board of Directors.

Karen Zaderej, Chairman, Chief Executive Officer and President (Age 58)

Ms. Zaderej has served as Axogen’s President, Chief Executive Officer (“CEO”), and a member of our Board of Directors since September 2011 and the Chairman of our Board of Directors since May 2018. Since May 2010, she has served as the Chief Executive Officer of Axogen’s wholly owned subsidiary, Axogen Corporation, and a member of the Board of Directors of Axogen Corporation. Ms. Zaderej joined Axogen Corporation in May 2006 and served as Vice President of Marketing and Sales from May 2006 to October 2007 and as Chief Operating Officer from October 2007 to May 2010. From October 2004 to May 2006, Ms. Zaderej worked for Zaderej Medical Consulting, a consulting firm she founded, which assisted medical device companies in building and executing successful commercialization plans. From 1987 to 2004, Ms. Zaderej worked at Ethicon, Inc., a Johnson & Johnson company, where she held senior positions in marketing, business development, research & development, as well as ran a manufacturing business. Ms. Zaderej is a Director of Viveve Medical, Inc., a public women’s intimate health company. Ms. Zaderej has an M.B.A. from the Kellogg Graduate School of Business and a B.S. in Chemical Engineering from Purdue University. Ms. Zaderej’s qualifications to serve on our Board of Directors include her leadership and depth of knowledge of us, her extensive experience in the medical device industry, and her financial and management expertise.

Gregory Freitag, J.D., CPA, General Counsel and Director (Age 58)

Mr. Freitag has been Axogen’s General Counsel and a member of our Board of Directors since September 2011. He was our Chief Financial Officer from September 2011 to May 2014 and August 2015 to March 2016 and our Senior Vice President Business Development from May 2014 until October 2018. Mr. Freitag was the Chief Executive Officer, Chief Financial Officer and a board member of LecTec Corporation, an intellectual property licensing and holding company that merged with Axogen in September 2011, from June 2010 through September 2011. From May 2009 to the present, Mr. Freitag has been a principal of FreiMc, LLC, a healthcare and life science consulting and advisory firm he founded that provides strategic guidance and business development advisory services. Prior to founding FreiMc, LLC, Mr. Freitag was a Director of Business Development at Pfizer Health Solutions, a former subsidiary of Pfizer, Inc., from January 2006 to May 2009. From July 2005 to January 2006, Mr. Freitag worked for Guidant Corporation in their business development group. Prior to Guidant Corporation, Mr. Freitag was the Chief Executive Officer of HTS Biosystems, a biotechnology tools start-up company, from March 2000 until its sale in early 2005. Mr. Freitag was the Chief Operating Officer, Chief Financial Officer and General Counsel of Quantech, Ltd., a public point of care diagnostic company, from December 1995 to March 2000. Prior to that time, Mr. Freitag practiced corporate law in Minneapolis, Minnesota. Mr. Freitag is also a director of the Foundation Board of Fairview Health Services, a health care system in Minnesota, and PDS Biotechnology Corporation (Nasdaq: PDSB), a clinical stage biopharmaceutical company developing immunotherapies for cancer and other disease areas such as infectious disease. Mr. Freitag holds a J.D. from the University of Chicago and a B.A. in Economics & Business and Law & Society from Macalester College, Minnesota. Mr. Freitag’s qualifications to serve on our Board of Directors include his proven leadership and experience as a senior level executive, his particular knowledge of public companies, including reporting, compliance and financial markets related thereto, his finance management and legal expertise and over 20 years of experience in the life sciences sector.

Quentin Blackford, Director (Age 41)

Mr. Blackford has served as a member of our Board of Directors since May 2019. Since October 2019, he has served as executive vice president and chief operating officer of Dexcom, Inc. (“Dexcom”), a company that develops, manufactures and distributes continuous glucose monitoring systems for diabetes management. From September 2017 to October 2019, he served as Dexcom’s executive vice president and chief financial officer.  Prior to Dexcom, he held several executive leadership positions with NuVasive, Inc. (“NuVasive”), a med-tech company that designs, develops, and markets products for the surgical treatment of spine disorders, most recently executive vice president, chief financial officer, head of strategy and corporate integrity from August 2016 to August 2017. Previous roles with NuVasive include executive vice president and chief financial officer from August 2014 to August 2016, executive vice president of finance and investor relations from July 2012 to August 2014, and vice president of finance from January 2011 to June 2012. Prior to his roles at NuVasive, Mr. Blackford led the global financial planning & analysis group at Zimmer Holdings, Inc. (NYSE: ZBH), a publicly traded medical device company, in addition to serving as director of finance and controller for the company’s Dental Division. He has served as an independent board member of Alphatec Holdings, Inc. (Nasdaq: ATEC), a publicly traded medical technology company, since October 2017. Mr. Blackford earned Bachelor of Science degrees in Accounting and Business Administration from Grace College. Mr. Blackford’s qualifications to serve on our Board of Directors include his proven leadership and experience as a senior level medical technology executive, his particular knowledge of the medical technology market and public companies in this sector and his finance, accounting and public market experience.

Mark Gold, M.D., Director (Age 71)

Dr. Gold has served as a member of our Board of Directors since September 30, 2011 and Axogen Corporation’s board of directors since July 2007. From 1990 until his retirement in June 2014, Dr. Gold was a Professor at the University of Florida College of Medicine’s McKnight Brain Institute and was recognized as a Distinguished Professor and Eminent Scholar and was Chairman of the Department of Psychiatry. He has also been recognized as the 17th University of Florida Distinguished Alumni Professor and served in that capacity for 4 years.  Dr. Gold taught neuroanatomy and medical neuroscience for four decades and has been a pioneer in translational neuroscience research. He has been a consultant and senior advisor to banks and private equity and venture capital firms on medical devices, pharmaceuticals and health care services throughout his career. Dr. Gold was also a Founding Director of the Somerset Valley Bank and Somerset Valley Financial (Nasdaq: SVBF) from 1991 to 1999 which was sold to Fulton Financial Corporation. Dr. Gold is a Director of The Magstim Company Ltd., a United Kingdom based global leader in brain stimulation, nerve modulation, and intraoperative nerve monitoring.  He was a Founding Director at Viewray, a public commercial stage MR-Guided Radiotherapy company specializing in Cancer treatment. Dr. Gold earned his M.D. from the University of Florida College of Medicine and his B.S. from Washington University in St. Louis.   Dr. Gold’s qualifications to serve on our Board of Directors include his expertise in medical neuroscience and technology, in-depth knowledge of the pharmaceutical industry, and extensive experience in business and management.

Alan Levine, Director (Age 52)

Mr. Levine has served as a member of our Board of Directors since May 2019.  Since February 2018, Mr. Levine has been the chairman, president, and chief executive officer of Ballad Health, an integrated health care delivery system.  From January 2014 until January 2018, he served as the president and chief executive officer of Mountain States Health Alliance, the largest health system in upper east Tennessee and southwest Virginia. He served as a senior advisor to the Board of Directors, president of the Florida Group and corporate senior vice president during his July 2010 to January 2014 tenure at Health Management Associates, a hospital and health care facilities operator. From January 2008 until July 2010, Mr. Levine served as senior health policy advisor to Louisiana Governor Bobby Jindal, and as the Secretary of the Louisiana Department of Health and Hospitals on the Governor’s cabinet. He was the president and chief executive officer of the North Broward Hospital District, one of the largest public health and hospital systems in the nation, from July 2006 until January 2008. He also served as the secretary of the Florida Agency for Health Care Administration, the health planning and regulatory agency for the State of Florida with responsibility for the oversight of more than 30,000 health care facilities, and the $17 billion state Medicaid program, from June 2004 until July 2006. Mr. Levine served as the deputy chief of staff and senior health policy advisor to Governor Jeb Bush from January 2003 until June 2004. Alan holds an M.B.A., M.S. in Health Science, and B.S. in Health Education/Community Health from the University of Florida. He currently serves on the Board of Governors of the State University System of Florida, where he has served as chair of the Audit and Compliance Committee, chair of the Research and Academic Excellence, Committee and chair of the Select Committee on 2+2 Education Attainment. He also served as chair of the State of Florida Higher Education Coordinating Council, a policy-setting body composed of all education entities from K-Post Secondary. Mr. Levine’s qualifications to serve on our Board of Directors include his broad healthcare management, policy and regulation and patient care delivery knowledge, executive level experience with integrated health care delivery systems and his knowledge as to budgeting and financial reporting.

Guido Neels, Director (Age 71)

Mr. Neels has served as a member of our Board of Directors since August 2015. He has been an operating partner of EW Healthcare Partners L.P. (“EW”) since February 2013. Mr. Neels joined EW as a Partner in August 2006, was promoted to Managing Director in 2008 and served in that position until being appointed to Operating Partner. From May 2004 until retiring in November 2005, Mr. Neels served as Chief Operating Officer of Guidant Corporation (“Guidant”), a world leader in the development of cardiovascular medical products, where he was responsible for the global operations of Guidant’s four operating units – Cardiac Rhythm Management, Vascular Intervention, Cardiac Surgery, and Endovascular Solutions. From December 2002 to May 2004, Mr. Neels was Group Chairman, Office of the President at Guidant, responsible for worldwide sales operations, corporate communications, corporate marketing, investor relations and government relations. From January 2000 to December 2002, Mr. Neels was President of Guidant for Europe, Middle East, Africa and Canada. Mr. Neels previously served as Vice President of Global Marketing for Vascular Intervention and as Managing Director for German and Central European operations. From 1982 to 1994, until Guidant was spun off as an independent public company from Eli Lilly and Co., Mr. Neels held general management, sales and marketing positions at Eli Lilly in the United States and Europe. From 1972 to 1980, he held positions in information technology, finance and manufacturing at Raychem Corporation in Belgium and the United States. Mr. Neels currently serves on the board of directors of certain portfolio companies of EW, including Entellus Medical, Endologix and Bioventus. In addition, Mr. Neels also serves on the board of directors for Christel House International and Amici Lovanienses, both not-for-profit organizations, and is an advisor for Novo Holdings in Denmark. Mr. Neels holds an M.B.A. from Stanford University and a business engineering degree from the University of Leuven in Belgium. Mr. Neels’ qualifications to serve on our Board of Directors include his extensive leadership experience in the medical device and biotechnology industries and his expertise in the commercialization of medical devices, corporate governance and the financial markets.

Robert Rudelius, Director (Age 64)

Mr. Rudelius has served as a member of our Board of Directors since September 2010. Since 2001, Mr. Rudelius has been the Managing Director and Chief Executive Officer of Noble Ventures, LLC, a company he founded that provides advisory and consulting services to early-stage companies in the information technology, medical technology and loyalty marketing fields. From April 1999 through May 2001, when it was acquired by StarNet L.P.,  Mr. Rudelius was the founder and Chief Executive Officer of Media DVX, Inc., a start-up business that provided a satellite-based, IP-multicasting alternative to transmitting television commercials via analog videotapes to television stations, networks and cable television operators throughout North America. From April 1998 to April 1999, Mr. Rudelius was the President and Chief Operating Officer of Control Data Systems, Inc., during which time Mr. Rudelius reorganized and repositioned the software company as a professional services company, which resulted in the successful sale of the company to British Telecom. From October 1995 through April 1998, Mr. Rudelius was the founding Managing Partner of AT&T Solution’s Media, Entertainment & Communications industry group. From January 1990 through September 1995, Mr. Rudelius was a partner in McKinsey & Company’s Information, Technology and Systems practice, during which time he headed the practice in Japan and the United Kingdom. Mr. Rudelius began his career at Arthur Andersen & Co. where he was a leader of the firm’s financial accounting systems consulting practice. Mr. Rudelius has an M.B.A. from the Kellogg School of Management at Northwestern University and a B.S. in mathematics and economics from Gustavus Adolphus College in St. Peter, Minnesota. Mr. Rudelius’ qualifications to serve on our Board of Directors include his extensive executive leadership and financial experience, particularly in connection with rapid growth technology businesses, and his experience as a director of publicly traded companies.

Amy Wendell, Director (Age 59)

Ms. Wendell has served as a member of our Board of Directors since September 2016 and Lead Director since May 2018. She was a senior advisor for the healthcare investment banking practice of Perella Weinberg Partners (“PWP”) from January 2016 through April 2019. Her scope of responsibilities involved providing guidance and advice with respect to mergers and acquisitions and divestitures for clients and assisting PWP in connection with firm-level transactions. From 2015 until October 2018, Ms. Wendell served as a senior advisor for McKinsey and Company’s (“McKinsey”) strategy and corporate finance practice and as a member of McKinsey’s transactions advisory board to help define trends in mergers and acquisitions, as well as help shape McKinsey’s knowledge agenda. From 1986 until January 2015, Ms. Wendell held various roles of increasing responsibility at Covidien plc (“Covidien”) (including its predecessors, Tyco Healthcare and Kendall Healthcare Products), including in engineering, product management and business development. Most recently, from December 2006 until Covidien’s acquisition by Medtronic plc in January 2015, Ms. Wendell served as Covidien’s Senior Vice President of Strategy and Business Development, where she managed all business development, including acquisitions, equity investments, divestitures and licensing/distribution, and led Covidien’s strategy and portfolio management initiatives. Ms. Wendell is a member of the board of directors of Hologic, Inc. (Nasdaq: HOLX), a leading developer, manufacturer and supplier of premium diagnostic products, medical imaging systems and surgical products with a strong position in women’s health and Baxter International, Inc. (NYSE: BAX), a leading global medical products company. She is also a director of Por Cristo, a non-profit charitable medical service organization involved in health care work for at-risk women and children in Latin America. Ms. Wendell holds a M.S. in biomedical engineering from the University of Illinois and a B.S. in mechanical engineering from Lawrence Institute of Technology (n/k/a Lawrence Technological University). Ms. Wendell’s qualifications to serve on our Board of Directors include her broad healthcare management and governance experience, her knowledge of healthcare policy and regulation, patient care delivery and financing, and her knowledge of clinical research and medical technology assessment.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE EIGHT DIRECTOR NOMINEES, WHICH IS DESIGNATED AS PROPOSAL NO. 1.

CORPORATE GOVERNANCE

Director Independence

Our Board of Directors currently consists of eight directors: Karen Zaderej, Gregory Freitag, Quentin Blackford, Dr. Mark Gold, Alan Levine, Guido Neels, Robert Rudelius and Amy Wendell.

In determining whether our directors and director nominees are independent, we use the definition of independence provided in Rule 5605(a)(2) of the Nasdaq Stock Market’s (“Nasdaq”) Marketplace Rules. Under this definition of independence, Messrs. Blackford, Levine, Rudelius and Neels, Ms. Wendell and Dr. Gold are independent. Mr. Freitag and Ms. Zaderej are not independent because they serve as executive officers of the Company. Each member of our Audit Committee, Compensation Committee and Governance, Nominating and Sustainability Committee also meets the heightened independence standards under the applicable Nasdaq independence rules.

Attendance at Meetings

Our Board of Directors met 9 times during 2019, either in person or by teleconference, and acted by written consent on  7 occasions. During 2019, each of our then current directors attended at least 75% of the aggregate number of the meetings of the Board of Directors and the committees thereof on which they served. All of our then current directors were in attendance telephonically or in person at our 2019 Annual Meeting of Shareholders. Members of our Board of Directors are encouraged, but not required, to attend each annual meeting of shareholders.

Board Leadership Structure

Our Board of Directors is responsible for overseeing the business, property and affairs of Axogen. Members of our Board of Directors are kept informed of our business through discussions with our CEO and other officers, by reviewing materials provided to them and by participating in meetings of our Board of Directors and its committees.

Our Board of Directors is currently composed of: (i) Karen Zaderej, who also serves as our Chairman, CEO and President, (ii) Gregory Freitag, who serves as our General Counsel, (iii) Amy Wendell, who serves as Lead Director, and (iv) five other directors. Our Board of Directors does not have a policy regarding the separation of the roles of Chairman of our Board of Directors and CEO because our Board of Directors believes that the determination of whether to separate the roles depends largely upon the identity of the CEO and the members of our Board of Directors from time to time, that there is no single best organizational model that is the most effective in all circumstances and that the shareholders’ interests are best served by allowing our Board of Directors to retain the flexibility to determine the optimal organizational structure for Axogen at a given time. At this time, we believe that we are currently best served by having the same individual serve as our CEO and Chairman of our Board of Directors.

Risk Oversight by our Board of Directors

Our Board of Directors takes an active role in risk oversight related to Axogen and primarily administers its role during Board of Directors and committee meetings. During regular meetings of our Board of Directors, members of our Board of Directors discuss the operating results for each fiscal quarter. These meetings allow the members of our Board of Directors to analyze any significant financial, operational, competitive, economic, regulatory and legal risks of our business model, as well as how effectively we implement our goals. During regular Audit Committee meetings, Audit Committee members discuss the financial results for the most recent fiscal quarter with our independent auditors and our Chief Financial Officer (“CFO”). Our Audit Committee also meets with, and provides guidance to, our independent auditors outside the presence of management and oversees and reviews with management the liquidity, capital needs and allocation of our capital, our funding needs and other finance matters. In addition, our Audit Committee reviews our legal, healthcare compliance and our procedures regarding the receipt, retention and treatment of whistleblower complaints regarding internal accounting, accounting controls or audit matters. These discussions and processes allow the members of our Audit Committee to analyze any significant risks that could materially impact the financial health of our business.

In furtherance of its risk oversight responsibilities, our Compensation Committee has evaluated our overall compensation policies and practices for our employees to determine whether such policies and practices create incentives that could reasonably be expected to affect the risks faced by us and our management has concluded that the risks arising from our policies and practices are not reasonably likely to have a material adverse effect on the Company.

Board Committees

The standing committees of Axogen’s Board of Directors include an Audit Committee, a Compensation Committee Governance, Nominating and Sustainability Committee,  and a Science and Technology Committee.  Messrs. Blackford (Chairman), Levine and Rudelius and Dr. Gold are members of the Audit Committee. Messrs. Neels (Chairman), Blackford and Rudelius, and Ms. Wendell are members of the Compensation Committee. Ms. Wendell (Chairman), Mr.  Neels and Dr. Gold are members of the Governance, Nominating and Sustainability Committee.   Dr. Gold (Chairman), Messrs. Freitag and Levine are members of the Science and Technology Committee.  The Charters of each of the Audit Committee, the Compensation Committee, the Governance, Nominating and Sustainability Committee, and Science and Technology Committee can be found on our website under “Investors — Corporate Governance.”  The information contained on our website, or on other websites linked to our website, is not part of this document. Reference herein to our website is an inactive text reference only.

Audit Committee

The Audit Committee was established in accordance with section 3(a)(58)(A) of the Exchange Act. The Audit Committee is responsible for review of audits, financial reporting and compliance, and accounting and internal controls policies. For audit services, the Audit Committee is responsible for the engagement and compensation of the registered independent accounting firms, oversight of their activities and evaluation of their independence. The Audit Committee has instituted procedures for receiving reports of improper record keeping, accounting or disclosure. In the opinion of the Board of Directors, each of the members of the Audit Committee has both business experience and an understanding of accounting principles generally accepted in the United States (“GAAP”) and financial statements enabling them to effectively discharge their responsibilities as members of the Audit Committee. Moreover, the Board of Directors has determined that each of Messrs. Blackford, Levine, and Rudelius and Dr. Gold is an “audit committee financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K promulgated by the SEC and is an independent director. Our Audit Committee held nine meetings and did not act by written consent during 2019.

A current copy of the Company’s Audit Committee charter, which has been adopted by our Board of Directors, is posted on our website at http://ir.axogeninc.com/governance-docs.

Compensation Committee

Our Compensation Committee determines and periodically evaluates the various levels and methods of compensation for our directors, officers and employees, and is responsible for establishing executive compensation and administering the Axogen, Inc. 2019 Long-Term Incentive Plan (the “2019 Plan”) and the Axogen, Inc. 2017 Employee Stock Purchase Plan (the “2017 ESPP”). Our Compensation Committee held six meetings and did not act by written consent on three occasions during 2019.

Under its charter, our Compensation Committee’s duties and responsibilities include, without limitation: (i) periodically review our compensation philosophy and the design of our compensation programs; (ii) establish and oversee our compensation plans; (iii) recommend to our Board of Directors a compensation and benefit package for directors; (iv) at least annually, establish and review our CEO’s management objectives, conduct the CEO’s performance evaluation and communicate the outcomes to our Board of Directors; (v) review and approve payouts to participants as proposed by our CEO under our compensation plans; (vi) review and approve, for our CEO and our other executive officers, when and if appropriate, employment agreements, severance agreements, change in control provisions/agreements and any severance or similar termination payments proposed to be made to any of our current or former executive officers; (vii) in consultation with senior management, oversee regulatory compliance with respect to compensation matters; and (viii) prepare the annual report on executive compensation required to be included in our annual proxy statement. Our executive officers do not play a formal role in determining or recommending the amount or form of director compensation.

The Compensation Committee may delegate its powers under the 2019 Plan to one or more directors (including a director who is also one of our officers) and may authorize one or more officers to grant awards under the 2019 Plan, except that the Compensation Committee may not delegate its powers to grant awards to executive officers or directors who are subject to Section 16 of the Exchange Act, or in a way that would violate Section 162(m) of the Internal Revenue Code (the “Code”). Axogen’s Board of Directors may also exercise the powers of the Compensation Committee at any time, so long as its actions would not violate Section 162(m) of the Code. The Compensation Committee’s ability to delegate its powers is also limited by the rules of the Nasdaq Stock Market on which Axogen’s shares of common stock are listed.

In May of 2016, our Compensation Committee engaged Radford, a subsidiary of Aon Hewitt Limited (“Radford”), a compensation consultant, for the purpose of advising upon executive and director compensation. The Compensation Committee has reviewed the independence of Radford’s advisory role relative to the six consultant independence factors adopted by the SEC to guide listed companies in determining the independence of their compensation consultants, legal counsel and other advisors. Following its review, the Compensation Committee concluded that Radford did not have any conflicts of interest and provided the Compensation Committee with objective and independent executive compensation advisory services.

Radford was engaged to provide the Compensation Committee with an analysis of Axogen’s executive officers, officers and director compensation, focusing on all compensation components including base salary, bonus, equity, director retainers and fees and committee fees. Radford conducted a thorough proxy review of Axogen’s most relevant comparative companies, and analyzed base salary, bonus, equity, retainers, and all other compensation components in relation to Axogen’s peer group. In addition, as part of Radford’s compensation analysis, they reviewed the equity holdings of executive officers, officers and directors in relation to Axogen’s peer group.

The Company’s Chief Executive Officer is involved in the design and implementation of our executive compensation and is typically present at Compensation Committee meetings, except that the Chief Executive Officer is not present during any voting or deliberations on her compensation. In 2019, the Chief Executive Officer reviewed the analysis and recommendations of Radford with the Compensation Committee and made recommendations regarding proposed salary, equity awards and bonus for our officers (other than herself). The Compensation Committee exercises its discretion in accepting, rejecting and/or modifying any such executive compensation recommendations and approves all compensation and equity awards.

A current copy of the Company’s Compensation Committee charter, which has been adopted by our Board of Directors, is posted on our website at http://ir.axogeninc.com/governance-docs.

Governance, Nominating and Sustainability Committee

The Governance, Nominating and Sustainability Committee is responsible for providing oversight in relation to the corporate governance of Axogen and also identifies director nominees for election to fill vacancies on our Board of Directors. Nominees are approved by the Axogen Board of Directors on recommendation of the Governance, Nominating and Sustainability Committee. In evaluating nominees, the Governance, Nominating and Sustainability Committee particularly seeks candidates of high ethical character with significant business experience at the senior management level who have the time and energy to attend to board responsibilities. Candidates should also satisfy such other particular requirements that the Governance, Nominating and Sustainability Committee may consider important to Axogen’s business at the time. When a vacancy occurs on the Axogen Board of Directors, the Governance, Nominating and Sustainability Committee will consider nominees from all sources, including shareholders, nominees recommended by other parties, and candidates known to the directors or Axogen’s management. The best candidate from all evaluated will be recommended to the Axogen Board of Directors to consider for nomination.  No material changes have been made to the procedures by which shareholders may recommend nominees to Axogen’s Board of Directors.

The Governance, Nominating and Sustainability Committee’s sustainability activities are to (1) review, and make recommendations to the Board of Directors, the implementation of which create value consistent with the long-term preservation and enhancement of shareholder value and social well-being, on, the Company’s policy and performance in relation to sustainability-related matters, including: a) health and safety; b) the environment;  c) climate change; d) human rights; e) heritage and land access; f) security and emergency management; and g) community relations; and (2) assist in setting annual sustainability performance goals and assessing achievement of such goals if requested by the Compensation Committee.

Our Governance, Nominating and Sustainability Committee held seven meetings and did not act by written consent during 2019.

A current copy of the Company’s Governance, Nominating and Sustainability Committee charter, which has been adopted by our Board of Directors, is posted on our website at http://ir.axogeninc.com/governance-docs.

Science and Technology Committee

The Science and Technology Committee is responsible for providing general oversight of the significant scientific and technological aspects of Axogen’s business, including: (i) assist the Board of Directors fulfilling its oversight responsibilities and advise it with respect to the overall role of technology, science and research and development in executing the business strategy of the Company including, but not limited to, major investments, strategy, including regulatory/clinical strategy, operational benefits and performance, trends that may affect portfolio assets, pipeline and the Company’s business and impact on the Company’s performance, growth and competitive position; (ii) review the overall scientific, research and development and regulatory/clinical strategy of the Company and the progress of major projects related thereto; (iii) review related external scientific research, discoveries and commercial developments, as appropriate; (iv) review the Company’s overall intellectual property strategies and its portfolio of patents; (v) review and consider management’s decisions regarding acquiring or divesting scientific technology or otherwise investing in research or development programs; (vi) assist in setting annual scientific goals and assessing achievement of such goals if requested by the Compensation Committee; and (vii) oversee the Company’s medical industry compliance program and review legal, compliance and regulatory matters with management and the Audit Committee that may have a material impact on the financial statements, and review programs and reports received from regulators.

Our Science and Technology Committee held two meetings and acted by written consent on one occasion during 2019.

A current copy of the Company’s  Science and Technology Committee charter, which has been adopted by our Board of Directors, is posted on our website at http://ir.axogeninc.com/governance-docs.

Director Nominations

Director nominees are approved by our Board of Directors on recommendation of our Governance, Nominating and Sustainability Committee. In evaluating nominees, our Governance, Nominating and Sustainability Committee particularly seeks candidates of high ethical character with significant business experience at the senior management level who have the time and energy to attend to board responsibilities. Candidates should also satisfy such other particular requirements that our Governance, Nominating and Sustainability Committee may consider important to our business at the time. In accordance with our Governance, Nominating and Sustainability Committee charter and policies included therein, characteristics expected of all directors should include independence, integrity, high personal and professional ethics, sound business judgment, and the ability and willingness to commit sufficient time to our Board of Directors. In evaluating the suitability of individual directors, our Board of Directors takes into account many factors, including: (i) general understanding of marketing, finance, and other disciplines relevant to the success of a small publicly traded medical device company in today’s business environment; (ii) understanding of the Company’s business and technology; (iii) educational and professional background; (iv) personal accomplishment; and (v) geographic, gender, age, and ethnic diversity. Our Board of Directors evaluates each individual in the context of our Board of Directors as a whole, with the objective of recommending a group that can best perpetuate the success of the Company’s business and represent shareholder interests through the exercise of sound judgment, using its diversity of experience.

In addition, in accordance with our Governance, Nominating and Sustainability Committee charter and policies included therein, when a vacancy occurs on our Board of Directors, our Governance, Nominating and Sustainability Committee will consider nominees from all sources, including shareholders, nominees recommended by other parties, and candidates known to our directors or our management. The best candidate(s) from all evaluated will be recommended to our Board of Directors to consider for nomination.

Shareholders wishing to recommend a director nominee to our Governance, Nominating and Sustainability Committee may do so by sending to our Governance, Nominating and Sustainability Committee, on or before January 1 of each year, the following information: (i) name of the candidate and a brief biographical sketch and resume; (ii) contact information for the candidate and a document evidencing the candidate’s willingness to serve as a director if elected; and (iii) a signed statement as to the submitting shareholder’s current status as a shareholder and the number of shares currently held. No candidates for director nominations were submitted to our Governance, Nominating and Sustainability Committee by any shareholder in connection with our 2020 Annual Meeting of Shareholders. Such recommendation should be addressed to Governance, Nominating and Sustainability Committee, c/o General Counsel, Axogen, Inc., 13631 Progress Blvd., Suite 400, Alachua, FL 32615.

Shareholder Communications with our Board of Directors

Shareholders may send written communications to the attention of our Board of Directors. Any shareholder desiring to communicate with our Board of Directors, or one or more of our directors, may send a letter addressed to: Board of Directors, c/o General Counsel, Axogen, Inc., 13631 Progress Blvd., Suite 400, Alachua, FL 32615. Our General Counsel has been instructed by our Board of Directors to promptly forward all communications so received to our full Board of Directors or the individual members of our Board of Directors specifically addressed in the communication.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any other entity that has one or more of its executive officers serving as a member of our Board of Directors or Compensation Committee.

Director Stock Ownership Guidelines

On December 29, 2016, our Board of Directors adopted the Non-Employee Director Equity Ownership Guidelines (the “Guidelines”) under which each non-employee director is required to own, within five years of joining the Board of Directors, a specified dollar value of Axogen’s common stock, or common stock underlying vested stock options held by the non-employee director to the extent such options are "in-the-money". Value is to equal at least three times the director’s annual retainer, excluding any committee retainers or other fees the director may receive. As of January 1, 2020, the annual determination date under the Guidelines, all of Axogen’s non-employee directors were in compliance with the Guidelines.

A current copy of the Company’s Non-Employee Director Equity Ownership Guidelines is posted on our website at http://ir.axogeninc.com/governance-docs.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics that applies to our employees (including our principal executive officer, chief financial officer and other members of our finance and administration department) and our directors.

Our Code of Business Conduct and Ethics is posted on our website at http://ir.axogeninc.com/governance-docs. In addition, we intend to post on our website all disclosures that are required by law or Nasdaq Stock Market listing standards concerning any amendments to, or waivers from, any provision of our Code of Business Conduct and Ethics.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review and Approval of Related Person Transactions

In accordance with our Audit Committee Charter, our Audit Committee reviews and approves (with the concurrence of a majority of the disinterested members of our Board of Directors) any related-party and affiliated-party transactions. Our Code of Business Conduct and Ethics generally addresses such situations as to conflicts of interest and is the starting basis for disclosure and review. The Code of Business Conduct and Ethics provides that a conflict situation can arise when an employee or officer takes actions or has interests that may make it difficult to perform his or her Company work objectively and effectively. Conflicts of interest may also arise when an employee or officer, or a member of his or her family, receives improper personal benefits as a result of his or her position in the Company. Loans to, or guarantees of obligations of, employees and officers and their family members by the Company may create conflicts of interest.

In addition, the Code of Business Conduct and Ethics provides that all related person transactions that meet the minimum threshold for disclosure in a proxy statement under the relevant SEC rules must be reported to and approved by the Audit Committee. Company officers and directors are required to bring promptly to the attention of our CFO or General Counsel any transaction or series of transactions that may result in a conflict of interest between that person and the Company. The Company CFO on a continuous basis, and annually, reviews with Company accounting personnel any situations that appear to have a conflict. Following any disclosure or discovery, our CFO or General Counsel will then review with the Chairman of our Audit Committee the relevant facts disclosed by the officer or director in question or the uncovered situation. After this review, the Chairman of the Audit Committee and the CFO or General Counsel determines whether the matter should be brought to the Audit Committee or the full Board of Directors for approval. In considering any such transaction, the Audit Committee or the Board of Directors, as the case may be, will consider various relevant factors, including, among others, the reasoning for the Company to engage in the transaction, whether the terms of the transaction are arm’s length and the overall fairness of the transaction to the Company. If a member of the Audit Committee or the Board of Directors is involved in the transaction, he or she will not participate in any of the discussions or decisions about the transaction. The transaction must be approved in advance whenever practicable, and if not practicable, must be ratified as promptly as practicable.

Related Person Transactions

The Company had no related party transactions in 2019, nor are there currently any proposed transactions which in accordance with the SEC rules would require disclosure.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of March 30, 2020, by each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of our common stock, each of our directors, each of our executive officers named in the Summary Compensation Table in “Executive Compensation — Summary Compensation Table,” and all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the U.S. Securities and Exchange Commission (the “SEC”). Except as otherwise noted, each shareholder named in the table has sole voting and investment power for the shares shown as beneficially owned by them, and such shares are not subject to any pledge. Shares of common stock underlying options held by a person that are currently exercisable, or exercisable within 60 days of March 30, 2020, are considered outstanding and to be beneficially owned by the person holding such option for purposes of computing such person’s percentage ownership, but are not considered outstanding for the purpose of computing the percentage ownership of any other person. Percentage of ownership is based on 39,738,767 shares of common stock outstanding on March 30, 2020.

	Number of Shares	Number of Shares
	Beneficially Owned	Underlying Options
	(including shares	Currently Exercisable or
	reflected in the	Exercisable within 60 days	Percent of Shares
Name of Beneficial Owner	third column)(1)	of March 30, 2020(1)	Outstanding (%)
Entities associated with EW Healthcare Partners L.P. (2)	2,429,999	—	6.11
ArrowMark Colorado Holdings LLC	5,978,578	—	15.04
Blackrock, Inc.	2,802,617	—	7.05
Consonance Capital Management, LP	2,986,386	—	7.51
Karen Zaderej	1,163,869	516,625	2.89
Gregory Freitag	452,284	345,800	1.13
Peter Mariani	330,683	310,000	*
Mark Gold, M.D. (3)	333,451	4,780	*
Guido J. Neels (2)	64,780	64,780	*
Amy Wendell	76,863	53,530	*
Robert J. Rudelius	115,372	69,780	*
Alan Levine	0	0	*
Quentin Blackford	15,535	0	*
All directors and executive officers as a group (16 persons) (2)(3)(4)	2,867,400	1,584,587	6.94

*     Less than 1%.

(1)	Does not include shares of common stock underlying Restricted Stock Units or Performance Stock Units subject to vesting 60 days beyond March 30, 2020.
(2)

This information is based solely on a review of a Form 13(G) filed with the SEC on February 14, 2020 by EW, by Essex Woodlands Fund IX-GP, L.P. ("Fund IX-GP"), its General Partner, by Essex Woodlands IX, LLC (“Fund IX, LLC”), its General Partner, by Martin P. Sutter, Managing Director. The shares are held by EW. Fund IX-GP is the general partner of EW. Fund IX, LLC is the general partner of the Fund IX-GP. Fund IX, LLC holds sole voting and dispositive power over the shares held by EW. The managers of the Fund IX, LLC are Martin P. Sutter, R. Scott Barry, Ronald Eastman, Guido J. Neels (also a member of the Company’s Board of Directors), Petri Vainio and Steve Wiggins (collectively, the "Managers"), and may exercise voting and investment control over the shares only by the majority action of the Managers. Each individual Manager, the Fund-IX-GP and Fund IX, LLC disclaim beneficial ownership over the shares except to the extent of his or its respective pecuniary interest therein. The address for these entities is 21 Waterway Avenue, Suite 225, The Woodlands, TX 77380.

(3)

The shares of common stock for Dr. Gold include 192,671 shares held jointly by Dr. Gold and his wife, indirect ownership of 20,000 shares held by Dr. Gold’s spouse and indirect ownership of 92,000 shares held by MJSK, Ltd., a decedent investment trust held by Dr. Gold’s family.

(4)

Includes 4,802,  48,526,  28,646, 1,595, 2,249, 2,932 and 6,521 shares of common stock held by Mark Friedman, Vice President of Regulatory and Quality, Erick DeVinney, Vice President of Clinical and Translational Sciences, Michael Donovan, Vice President, Operations,  Eric Sandberg,  Chief Commercial Officer,  Angelo Scopelianos, Vice President of Research and Development, Maria Martinez, Chief Human Resource Officer, and Isabelle Billet, Chief Strategy and Business Development Officer, respectively. Also, includes a number of shares of common stock underlying options equal to 40,187,  101,980,  77,125, 0, 0, 0 and 0, for Messrs. Friedman, DeVinney, Donovan, Sandberg, Scopelianos, Martinez and Billet, respectively, exercisable within 60 days of March 30, 2020.

Delinquent Section 16(a) Reports

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires our executive officers and directors, and persons who beneficially own more than 10% of our common stock to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of our company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file. SEC regulations require us to identify in this report anyone who filed a required report late during our most recent fiscal year.

Based on our review of forms we received or written representations from reporting persons, we believe that all reports of securities ownerships and changes in such ownership required to be filed during the year ended December 31, 2019 were timely filed,  except that Dr. Mark Gold filed a late report on Form 4 on August 15, 2019, reporting six (6) transactions, and Mr. David Hansen filed a late report on Form 4 on May 16, 2019, reporting one (1) transaction.

Equity Compensation Plan Information

The following table summarizes, with respect to the Company’s equity compensation plans, the number of shares of the Company’s common stock to be issued upon exercise of outstanding options, warrants and other rights to acquire shares of common stock, the weighted-average exercise price of these outstanding options, warrants and rights and the number of shares of common stock remaining available for future issuance under the Company’s equity compensation plans as of December 31, 2019.

			Number of Securities
			Remaining Available
			for Future Issuance
			Under Equity
	Number of Securities to be	Weighted-Average	Compensation Plans
	Issued Upon Exercise of	Exercise Price of	(Excluding Securities
	Outstanding Options,	Outstanding Options,	Reflected in the
Plan Category	Warrants and Rights	Warrants and Rights ($)	First Column)
Equity compensation plans approved by security holders	4,453,878	14.86	3,265,188
Equity compensation plans not approved by security holders	80,000	16.26	—
Total	4,533,878	14.88	3,265,188

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) provides an overview of our executive compensation philosophy, the objectives of our executive compensation program and each compensation component that we provide. In addition, we explain how and why our Compensation Committee arrived at specific compensation policies and decisions involving our named executive officers for the fiscal year ended December 31, 2019. This CD&A is intended to be read in conjunction with the tables which immediately follow, which include historical context of pay.

The following executive officers constituted our Named Executive Officers (“NEOs”) in the past year:

Karen Zaderej	Chief Executive Officer and President
Pete Mariani	Chief Financial Officer
Eric Sandberg	Chief Commercial Officer
Maria Martinez	Chief Human Resources Officer
Angelo Scopelianos	Vice President, Research & Development

This Compensation Discussion and Analysis contains forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. The actual compensation programs that we adopt in the future may differ materially from currently planned programs as summarized in this discussion.

EXECUTIVE SUMMARY

We are the leading company focused specifically on the science, development and commercialization of technologies for peripheral nerve regeneration and repair. We have had a tremendous growth in revenue over the last seven years while maintaining significant gross margin. Our efforts to increase market awareness, provide quality surgeon education programs, expand our commercial presence and effectiveness, and further develop clinical data are helping surgeons develop confidence in the adoption of the Axogen platform for nerve repair.

In 2019 Axogen has made significant progress in rebalancing and refocusing commercial efforts towards extremity trauma. Axogen is confident that we have the right leadership team and commercial strategy in place to continue driving strong surgeon adoption of our technology.

We are proud of our persistence, focus, and hard work of the past year. Some of our business highlights include:

Continued Revenue Growth	Executing our Strategy
2019 was another year of strong revenue growth, with an increase of approximately 27%

$120
$100
$80
$60
$40
$20
$0
Millions
$27 M
$41 M
$60 M
$84 M
$107 M
2015
2016
2017
2018
2019

We have made great progress toward our commercial strategy of driving strong surgeon adoption of our technology. Some highlights of our progress include:

•    Ended the year with 109 direct sales representatives, compared to 85 at the end of 2018.

•    Ended the year with 112 peer-reviewed clinical publications featuring Axogen’s nerve repair product portfolio

Long-term Shareholder Returns

As our company has continued to evolve with rapid growth and clinical success, it has been imperative that the Compensation Committee continually evaluate and transform the executive compensation program to appropriately structure pay packages in light of company size, investor expectations, and industry standards. Our Compensation Committee firmly believes that executive compensation should be linked to our overall performance. As such, our executive compensation program is designed to attract highly qualified individuals, retain those individuals in a competitive marketplace for executive talent and motivate performance in a manner that supports achievement of our corporate goals while ensuring that these programs do not encourage excessive risk-taking. We believe our executive compensation program, as presented in this CD&A, achieves these objectives.

Say on Pay Vote and Investor Feedback

At our 2019 annual meeting, our non-binding advisory vote on executive compensation (commonly referred to as a “say-on-pay” vote) received overwhelming support from our shareholders, with approximately 96% of votes in support of the proposal. The Compensation Committee believes this vote demonstrated our shareholders’ positive view of our pay-for-performance philosophy and the appropriateness of our executive compensation structure.

In addition, at the 2019 annual meeting our shareholders recommended, on an advisory basis, that the Company begin to annually hold future say-on-pay votes. Based on this signaled preference, we are conducting a say-on-pay vote at our Meeting.

The Compensation Committee values and continues to consider shareholder input and feedback, including the results of say-on-pay votes, on our compensation program structure. The Compensation Committee determined that the structure of our executive compensation policies continues to be appropriately aligned to the achievement of Company goals and objectives and the best interests of shareholders. We believe that compensation program enhancements of the past several years, as well as our commitment to improved transparency in our CD&A disclosure, have resulted in a compensation program that best serves our Company, our executives, and our shareholders. Some changes in the past several years include:

Pay Program Overview

We believe that the design and structure of our pay program, and in particular our incentive plans, support our business strategy and organizational objectives while successfully aligning executive focus and interest with that of shareholders. Our compensation programs are designed to attract, motivate and retain qualified and talented executives, motivating them to achieve our business goals and rewarding them for superior short- and long-term performance. All pay elements, and the safeguards and governance features of the program, have been carefully chosen and implemented to align with our pay philosophy and objectives.

In doing so, we have selected the following framework to achieve these objectives:

Base Salary

Base salaries are set to be competitive within our industry and are important in attracting and retaining talented executives. Base salaries are fixed pay set with consideration for responsibilities, market data and individual contribution.

Annual Cash Incentives

The annual cash incentive award plan is intended to motivate and reward our executives for the achievement of certain strategic goals of the Company.

In 2019, our annual incentives were based on key corporate objectives, including revenue and certain other operational goals.

Long-Term Equity Incentives

Long-term equity awards incentivize executives to deliver long-term shareholder value, while also providing a retention vehicle for our top executive talent.

Equity awards are typically delivered as:

•     Performance-based PSUs

•     RSUs

•     Stock options

2019 Target Pay Mix

Consistent with our philosophy of aligning executive pay with the short- and long-term performance of the Company, and to align the interests of management and shareholders, the Company’s compensation programs are designed to provide the majority of executive compensation in the form of variable, at-risk, incentive pay. Our 2019 pay mix is shown below, which includes equity granted in December 2018; these grants are an essential component of our FY 2019 compensation program and were thus considered when designing our pay mix.

Compensation Governance

Our Compensation Committee is responsible for oversight of the Company’s compensation program and practices. A significant part of this responsibility is aligning management interests with the Company’s business strategies and goals, as well as the interest of our shareholders, while also mitigating excessive risk taking. To that end, the Company has committed to numerous governance practices and safeguards to ensure the compensation program does not misalign those interests.

What We Do
✔ Pay-for-performance philosophy and culture	✔ Engage an independent compensation consultant
✔ Provide an appropriate mix of performance-based and time-vesting awards to executives	✔ Appropriate stock ownership requirements for all executives and non-executive directors
✔ Strong emphasis on performance-based incentive awards	✔ Perform an annual risk assessment of our compensation program
✔ Responsible use of shares under our long-term incentive program
What We Don’t Do
X No hedging or pledging of Company securities	X No excessive perquisites
X No excise tax gross-ups	X No backdating or repricing of stock option awards
X No resetting of financial targets for performance-based incentive awards

EXECUTIVE COMPENSATION PHILOSOPHY AND OBJECTIVES

Axogen’s compensation philosophy is designed to pay for performance and achieve the following principal objectives:

•	align our executive officers’ compensation with our business objectives and the interests of our shareholders;
•	enable us to attract, motivate and retain the level of successful, qualified senior executive leadership talent necessary to achieve our long-term goals; and
•	reward performance, company growth and advancement of our long-term strategic initiatives.

We carefully construct pay packages to appropriately balance fixed and variable elements to achieve the aforementioned objectives.

COMPENSATION-SETTING PROCESS

Role of Compensation Committee

Our Compensation Committee is responsible for, among other things, overseeing our executive compensation philosophy and our executive compensation program, determining and approving the compensation for our named executive officers, negotiating executive employment contracts, and helping to establish appropriate compensation for directors and other key employees. Our Compensation Committee regularly reports to our Board of Directors on its deliberations, but is ultimately responsible for compensation decisions, as described in the Compensation Committee’s Charter.

Our Compensation Committee reviews, on at least an annual basis, our executive compensation program, including our incentive compensation plans, to determine whether they are appropriate, properly coordinated, and achieve their intended purposes, and recommends to our Board of Directors any modifications or new plans or programs. It also reviews the compensation of our named executive officers and makes decisions about the various components that comprise their compensation packages.

Role of Management

The Company’s Chief Executive Officer (“CEO”), Chief Financial Officer (“CFO”) and Chief Human Resources Officer (“CHRO”) are involved in the design and implementation of our executive compensation and, along with our General Counsel,    are typically present at Compensation Committee meetings, except that the CEO, CFO and CHRO are not present during any voting or deliberations on their salary and equity compensation. In 2019, the CEO, CFO and CHRO reviewed the analysis and recommendations of Radford with the Compensation Committee and made recommendations regarding proposed salary, equity awards and bonus for our officers (other than themselves). The Compensation Committee exercises its discretion in accepting, rejecting and/or modifying any such executive compensation recommendations and approves all compensation and equity awards.

Role of Consultants

Since May 2016, our Compensation Committee has engaged Radford, part of the Rewards Solutions practice at Aon plc, to provide the Compensation Committee with a thorough analysis of our executive compensation, focusing on all compensation components.

In 2019, Radford assisted the Compensation Committee with, among other things:

•	Executive and director market pay analysis;
•	Reviewing and modifying the compensation peer group;
•	Development of executive and director pay programs; and
•	Revising and augmenting our Compensation, Discussion and Analysis disclosure.

The Compensation Committee annually evaluates the independent compensation consultant’s independence and performance under the applicable SEC and Nasdaq listing standards. The Compensation Committee believes that working with an independent compensation consultant furthers the Company’s objectives to recruit and retain qualified executives, align their interests with those of shareholders and ensure that their compensation packages will appropriately motivate and reward ongoing achievement of business goals. The Compensation Committee conducted a specific review of its relationship with Radford in 2019 and determined that Radford’s work for the Compensation Committee did not raise any conflicts of interest.

Use of Competitive Data

To assess the competitiveness of our executive compensation program and compensation levels, our Compensation Committee, with the assistance of Radford, examines the competitive compensation data for senior executives of our peer companies.

The Compensation Committee uses the peer group to reference recent market data and understand the marketplace. However, the Committee also recognizes the importance of flexibility and considers other factors as well, such as individual performance, experience, history and scope of responsibility, current market conditions and the specific needs of the business at critical points in time.

2019 Peer Group

For our 2019 Peer Group, Radford helped the Compensation Committee identify companies similar to us with respect to sector and market capitalization, as well as revenue and headcount, to provide a broad perspective on competitive pay levels and practices.

•	Sector – Health Care Equipment & Supplies companies; also considered biotech/biopharma companies to broaden our market perspective
•	Market Capitalization – 0.5x to 3x Axogen’s market capitalization
•	Revenue – 1/3x to 3x Axogen’s projected revenues
•	Headcount – 1/3x to 3x Axogen’s projected headcount

Using these criteria, in September 2018 the following 17 companies were approved to comprise the Company's 2019 peer group:

AtriCure	iRhythm Technologies*	Penumbra*
Cardiovascular Systems	Luminex*	Quidel
CryoLife	Natera*	Repligen*
Glaukos	Neogen*	STAAR Surgical
Insulet*	Nevro*	Tactile Systems Technology
Intersect ENT	NovoCure*
* New in 2019

2020 Peer Group

In August 2019, the Compensation Committee, with the assistance of Radford, evaluated the appropriateness of the continued inclusion of each company in our peer group. As a result of this review, our Committee determined to make no changes to the peer group.

Consideration of Compensation Risk

Our pay-for-performance philosophy and compensation governance practices provide an appropriate framework to our executives to achieve our strategic goals without encouraging them to take excessive risks in their business decisions.

On an annual basis, the Compensation Committee conducts a thorough risk assessment of the Company’s compensation programs and practices to analyze whether they encourage employees to take excessive or inappropriate risks. To help with this assessment, Radford provides a detailed review of the Company’s compensation program and associated risks. The assessment focuses on the following areas of the Company’s practices and policies:

•	Total direct compensation and benchmarking (level of pay and approach to setting pay)
•	Annual incentive plan risk
•	Equity plan risk

•	Change-in-control policies
•	Investor risk and other policies

After completing this review, the Compensation Committee concluded the Company’s compensation programs are, on balance, consistent with market practice and do not present material risks to the Company.

EXECUTIVE COMPENSATION PROGRAM COMPONENTS

The key elements of our executive compensation packages are base salary, annual cash incentives, and long-term equity-based awards. Our Compensation Committee believes that a combination of these elements offers the best approach to achieving our compensation goals, including attracting and retaining talented executives and motivating our executives and other officers to expend maximum effort to achieve our strategic business goals, including the creation of long-term, sustainable growth of shareholder value.

The following describes each component of our executive compensation program, the rationale for each component and how compensation amounts, and awards were determined for 2019 compensation.

Base Salaries

Base salary represents the fixed portion of our named executive officers’ compensation, which we view as an important element to attract, retain and motivate highly talented executives by rewarding the individual value that each executive officer brings to us through experience and past and expected future contributions to our success.

The Compensation Committee annually reviews the base salaries of our executive team with input from our CEO, CFO and CHRO (other than with respect to their own base salary). In addition to this input, for each executive the Compensation Committee considers:

•	The individual’s role and responsibilities;
•	Individual contribution and performance of the past year;
•	Overall experience and expertise;
•	Prior base salary;
•	Corporate performance; and
•	Salaries for similar positions within our industry.

In December of 2018 the Compensation Committee reviewed executive salaries for 2019 considering the above factors, and in particular Axogen’s strong growth in revenue, overall strong business performance, and individual executive’s compensation relative to similar executives of peer companies. The Compensation Committee determined that it was important that base salaries were adjusted to reflect our growth and allow us to continue to be competitive in the marketplace.

Base salaries were adjusted as follows for our named executive officers in 2019:

Executive	2018 Base Salary	2019 Base Salary	% Change
Karen Zaderej	$575,000	$605,000	5.2%
Pete Mariani	$361,200	$390,100	8.0%
Eric Sandberg[1]	n/a	$350,000	—
Maria Martinez[2]	$325,000	$326,900	*
Angelo Scopelianos[3]	$355,000	$357,700	*

[1]Joined the Company on January 22, 2019

2Ms. Martinez joined the Company on October 29, 2018 and received $49,919.64 during her period of employment in 2018.  The table reflects her annual base salary rate.

3Mr. Scopelianos joined the Company on September 4, 2018 and received $127,138.16 during his period of employment in 2018.  The table reflects his annual base salary rate.

*Less than 1%.

We provide our executives, including the named executive officers, with the opportunity to annually earn cash incentives to encourage the achievement of corporate and individual objectives and to reward those individuals who significantly impact our corporate results.

2019 Annual Incentive Metrics

In December 2018, our Compensation Committee approved, and our Board ratified, our performance-based bonus award plan for 2019 (the “2019 Bonus Award Plan”). Under this plan each named executive officer was eligible to receive an annual cash bonus based on the extent to which Axogen achieved certain key corporate objectives during the 2019 fiscal year relating to revenue and certain operational goals. Total bonus payouts are capped at 200% of target.

The Compensation Committee approved these performance goals of the bonus plan because, in its view, they were closely linked to our successful execution of our annual operating plan and because achieving the target level of success in the above-mentioned programs would require a focused and consistent effort by our executive officers throughout the 2019 fiscal year.

2019 Performance and Earned Awards

Individual bonuses paid, if any, are calculated by multiplying the executive’s annual base salary, target bonus percentage, and percentage achievement of the corporate goals, which may be measured by reference to pre-established goals as disclosed above.

For our named executive officers, incentives earned were as follows:

Executive	FY 2019 Opportunity			Actual
	2019 Base Salary	2019 Target Bonus (as a % of base salary)	Target Bonus ($)	As a % of Target	2019 Earned Bonus
Karen Zaderej	$605,000	85%	$514,250	74.4%	$382,602
Pete Mariani	$390,100	50%	$195,050	74.4%	$145,117
Eric Sandberg[1]	$350,000	50%	$175,000	74.4%	$122,709
Maria Martinez	$326,900	50%	$163,450	74.4%	$121,607
Angelo Scopelianos	$357,700	45%	$160,965	74.4%	$119,758
1 Mr. Sandberg joined the Company in January 2019. The table reflects his prorated 2019 Earned Bonus.

Equity Compensation

We use equity awards to motivate and reward our named executive officers, to encourage long-term corporate performance based on the value of our common stock and to align the interests of our named executive officers with those of our shareholders. We firmly believe that a large percentage of an executive’s compensation package should be at-risk and performance-based.

On December 27, 2018, executives were granted the following mix of equity awards as the long-term incentive component of their compensation packages for fiscal year 2019:

•	Performance share units (“PSUs”)
o	PSU’s are granted subject to achievement of certain performance milestones as documented in the PSU agreement, and approved by the Compensation Committee
o	Executives may earn between 0% to 150% of the target number of units based upon actual performance against a range of outcomes as documented in the PSU agreement
o

Once the number of PSUs has been determined, 33.33% will vest on each of February 15, 2021 and 2022 and 33.34% will vest on February 15, 2023, provided that the particular executive has been continuously employed through each vesting date

•	Restricted share units (“RSUs”)
o	Vesting occurs over 4 years from the date of grant, typically with 50% vesting after 24 months and an additional 25% vesting on the third and fourth anniversaries of the grant date.
•	Stock options
o

All shares underlying the options will be fully vested four years from the option grant date, with 50% of the aggregate shares vesting 24 months from the option grant date and an additional 12.5% of aggregate shares vest every six months thereafter.

2019 Equity Grants

Our Compensation Committee strives to balance these various long-term incentive vehicles to provide an appropriate balance of performance-based and time-vesting awards. On December 27, 2018, the Compensation Committee approved, and the Board of Directors ratified, our annual equity award grants to our named executive officers as part of their 2019 pay packages. These equity grants consisted of:

Executive	PSUs (#)	RSUs (#)	Stock Options (#)
Karen Zaderej	60,100	17,600	59,700
Pete Mariani	10,100	10,500	41,800
Eric Sandberg*	—	—	—
Maria Martinez	7,000	4,600	23,200
Angelo Scopelianos	7,000	4,600	32,900
* Joined the Company in January 2019.

The only equity granted to NEOs during 2019 was to Eric Sandberg as part of his new-hire package. On January 22, 2019 Mr. Sandberg joined the Company as our new Chief Commercial Officer and received an inducement grant of 45,000 stock options with a ten-year term, 50% of which vest after 2 years and 12.5% vest every six months thereafter until fully vested. Further, Mr. Sandberg received an inducement grant of 17,500 PSUs that will vest up to 150% based on continued service and the attainment of certain gross revenue targets. On February 15, 2020, the Compensation Committee determined the total number of shares that vested based on the actual performance of the Company. Accordingly,  33.33% vested on February 15, 2020, 33.33% will vest on February 15, 2021 and the final 33.34% will vest on February 15, 2022.

New Grant Timing Practice for 2020

Historically, Axogen has evaluated individual executive performance in the fourth quarter of each year and provided annual equity grants reflecting that evaluation in late December, prior to the end of the calendar year. In 2019, the Company, in consultation with its compensation consultant, decided to defer the final executive evaluation and the related equity grants to the first quarter of 2020, which would allow for completion of the calendar year and give the Company the ability to review full-year performance. The Company believes that this is a more common and preferable practice.  The impact of this decision lowers executive compensation for 2019, as the equity grants that would have typically been granted in December of 2019, were not granted until March 16, 2020, and where therefore not reportable for the year ended December 31, 2019.  The Company expects to continue with this approach of reviewing equity grants and does not expect to provide additional annual grants to its executive members until the first quarter of 2021.

ADDITIONAL COMPENSATION PRACTICES AND POLICIES

Executive Stock Ownership Guidelines

The Board of Directors has adopted stock ownership guidelines for our executive officers. Under these guidelines, the Chief Executive Officer and each other individual serving as an executive officer must hold a dollar value of Axogen’s common stock, or common stock underlying vested stock options held by such person to the extent such options are “in-the-money.”

Position	Requirement
Chief Executive Officer	3x base salary
Executive Officers other than CEO	1x base salary
All other Section 16(b) Reporting Officers	1x base salary

For the purposes of determining stock ownership levels, the following forms of equity interests are included: shares owned by the executive officer directly, or held in trust for the benefit of, the executive officer or his or her immediate family members residing in same household or through trusts; and “In-the-Money” value of vested stock option awards. The applicable guidelines must be met within the earliest of five years from: (i) joining the Company, (ii) promotion to an officer level or (iii) establishment of the guidelines.

Anti-Hedging and Pledging Policies

All of our executive officers and members of our Board of Directors are prohibited from entering into hedging or pledging transactions in respect of our common stock or other securities issued by Axogen.

Compensation Recovery Policy

We have not implemented a policy regarding retroactive adjustments to any cash or equity-based incentive compensation paid to our named executive officers and other employees where the payments were predicated upon the achievement of financial results that were subsequently the subject of a financial restatement.

Retirement and Other Benefits

Our named executive officers are eligible to participate in our tax-qualified Section 401(k) retirement savings plan on the same basis as our other employees. Employees are eligible to participate in the 401(k) plan immediately upon commencing employment, and enrollment is available any time during employment. Participating employees may make annual pretax contributions to their accounts up to a maximum amount as limited by law. The 401(k) plan requires us to make matching contributions of between 3% and 4% of the employee’s annual salary as long as the employee participates in the 401(k) plan. Both employee contributions and our contributions are fully vested at all times. In 2019, our matching contribution was 3% for the first 3% of compensation contributed and 50% for the next 2% of compensation contributed of each named executive officer’s annual base salary. We contributed, on an aggregate basis, approximately $55,000 in matching funds for our named executive officers in 2019.

Additional benefits received by our named executive officers include medical, dental, vision, short-term disability, long term disability, life and accidental death and dismemberment insurance. These benefits are provided on substantially the same basis as to all of our full-time employees.

Historically, we have not provided perquisites or other personal benefits to our named executive officers. We do not view perquisites or other personal benefits as a component of our executive compensation program. Our future practices with respect to perquisites or other personal benefits will be approved and subject to periodic review by our Compensation Committee.

Post-Employment Compensation Arrangements

The employment agreements provide each of our named executive officers with certain protection in the event of his or her termination of employment under specified circumstances, including following a change in control of our Company. We believe that these protections serve our executive retention objectives by helping our named executive officers maintain continued focus and dedication to their responsibilities to maximize shareholder value, including in the event that there is a potential transaction that could involve a change in control of our Company. The terms of these agreements were determined after review by our Compensation Committee of our retention goals for each named executive officer and an analysis of competitive market data.

For a summary of the material terms and conditions of these severance and change in control arrangements, see the section entitled “Executive Compensation — Potential Payments Upon Termination or Change in Control.”

Tax and Accounting Considerations

Deductibility of Executive Compensation

Generally, Section 162(m) of the Internal Revenue Code disallows a tax deduction to any publicly-held corporation for any remuneration in excess of $1.0 million paid in any taxable year to its chief executive officer and each of its three next most highly-compensated named executive officers (other than its chief financial officer only for fiscal years prior to 2017). Prior to the 2017 tax reform legislation, remuneration in excess of $1.0 million could be deducted if, among other things, it qualifies as “performance-based compensation” within the meaning of the Internal Revenue Code.

The 2017 tax reform legislation removed the “performance-based compensation” exception from Section 162(m). Accordingly, awards made after November 2, 2017, generally are not eligible for the “performance-based compensation” exception and will not be deductible to the extent that they cause the compensation of the affected executive officers to exceed $1 million in any year. Awards that were made and subject to binding written contracts in effect on November 2, 2017, are “grandfathered” under prior law and can still qualify as deductible “performance-based compensation,” even if paid in future years. Our Compensation Committee will continue to monitor these awards and endeavor to ensure that they are deductible if and when paid. While the Compensation Committee considers the deductibility of compensation as one factor in determining executive compensation, the Compensation Committee believes that it is in the best interests of our stockholders to maintain flexibility in our approach to executive compensation and to structure a program that we consider to be the most effective in attracting, motivating and retaining key employees.

Taxation of “Parachute” Payments and Deferred Compensation

Sections 280G and 4999 of the Internal Revenue Code provide that named executive officers and directors who hold significant equity interests and certain other service providers may be subject to an excise tax if they receive payments or benefits in connection with a change in control of our Company that exceed certain prescribed limits, and that we (or a successor) may forfeit a deduction on the amounts subject to this additional tax. Section 409A of the Internal Revenue Code imposes significant additional taxes in the event that an employee, including a named executive officer, director, or service provider receives “nonqualified deferred compensation” that does not satisfy the conditions of Section 409A.

We did not provide any named executive officer with a “gross-up” or other reimbursement payment for any tax liability that he or she might owe as a result of the application of Sections 280G, 4999 or 409A of the Internal Revenue Code during 2016. We have not agreed and are not otherwise obligated to provide any named executive officer with a “gross-up” or other reimbursement under Section 409A.

Accounting for Stock-Based Compensation

We follow the FASB ASC Topic 718 for our stock-based compensation awards. ASC 718 requires companies to calculate the grant date “fair value” of their stock-based awards using a variety of assumptions. This calculation is performed for accounting purposes and reported in the compensation tables that accompany this Compensation Discussion and Analysis, even though recipients may never realize any value from their awards. ASC 718 also requires companies to recognize the compensation cost of their stock-based awards in their statements of operations over the period that the recipient of the award is required to render service in exchange for the award.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Securities and Exchange Commission regulations. Based on its review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and, through incorporation by reference, in the Company’s Annual Report on Form 10‑K  for the fiscal year ended December 31, 2019.

Submitted by:

The Compensation Committee of the Board of Directors

Guido J. Neels (Chairman)

Quentin Blackford

Robert J. Rudelius

Amy Wendell

Summary Compensation Table

The following table sets forth the cash and non‑cash compensation for the fiscal years 2019, 2018 and 2017 for our Chief Executive Officer, our Chief Financial Officer, our Chief Commercial Officer, our Chief Human Resources Officer and our Vice President, Research & Development (our “named executive officers”).

Name and Principal					Stock		Option	All Other
Position	Year	Salary($)	Bonus($)		Awards($)(1)		Awards($)(1)	Compensation($)		Total
Karen Zaderej	2019	605,000	382,602	(2)	—		—	12,361	(10)	999,963
President, CEO	2018	575,000	419,175	(2)	2,065,568	(3)(4)	593,418	12,027	(10)	3,665,188
	2017	462,500	330,688	(2)	1,903,500	(5)(6)	1,003,476	4,808	(10)	3,704,972
Peter Mariani,	2019	390,100	145,117	(2)	—		—	12,815	(12)	548,032
CFO(11)	2018	361,200	157,989	(2)	491,711	(3)(4)	415,492	12,615	(12)	1,439,007
	2017	336,000	147,840	(2)	558,900	(5)(6)	602,085	11,326	(12)	1,656,151
Eric Sandberg, CCO(13)	2019	323,077	122,709	(2)	282,975	(8)(9)	373,050	11,632	(14)	1,113,443
Maria Martinez,	2019	326,900	121,607	(2)	—		—	11,971	(16)	460,478
Chief Human Resource Officer(15)	2018	50,000	24,536	(2)	432,747	(3)(4)(7)	495,808	2,120	(16)	1,005,211
Angelo Scopelianos	2019	357,700	119,758	(2)	—		—	76,678	(18)	554,136
VP, Research & Development(17)	2018	127,615	50,199	(2)	693,797	(3)(4)(7)	625,826	23,187	(18)	1,520,624

(1)

The amounts in this column are calculated based on the aggregate grant date fair value computed in accordance with ASC Topic 718 as of December 31 of the year indicated. For information regarding assumptions underlying the valuation of equity awards, see Note 10 of the Consolidated Financial Statements in our Annual Report on Form 10‑K for the fiscal year ended December 31, 2019 filed on February 24, 2020.

(2)

Provided pursuant to the 2019 Bonus Award Plan, 2018 Bonus Award Plan and 2017 Bonus Award Plan for the respective year that was established for executive officers and certain other officers based upon meeting, in each of 2019, 2018 and 2017, certain established corporate key objectives (the “Key Objectives”) for such year. The Key Objectives typically include certain targets related to revenue and certain financial, operational, clinical and/or product and application development goals. The amount of such bonus for each officer was based upon an assigned percentage of such officer’s 2019, 2018 and 2017 base salary. Bonuses were earned in the respective year and paid in the following year after final Compensation Committee approval.

(3)

Includes 60,100, 10,100, 0, 7,000 and 18,681 performance stock units (the “2018 PSUs”) granted on December 17, 2018 to Ms. Zaderej and Messrs. Mariani, Sandberg, Martinez and Scopelianos, respectively. Assuming that the highest level of performance conditions will be achieved, the 2018 PSUs granted to Ms. Zaderej and Messrs. Mariani, Sandberg, Martinez and Scopelianos would have a value of $1,728,126, $290,426, $0, 201,285 and $425,210, respectively, based on a market value as of December 27, 2018. The 2018 PSUs were in the form of performance-based restricted stock units and were granted pursuant to the Axogen Inc. 2010 Incentive Stock Plan (“2010 Plan”). Each 2018 PSU represents the Company’s commitment to issue one share of common stock (each, a “Share”) at a future date, subject to certain eligibility, performance, vesting and other conditions set forth in the 2010 Plan and the related Performance Stock Unit Award Agreements (the “2018 PSU Agreements”), the form of which was filed as Exhibit 10.47 in our Annual Report on Form 10 K for the fiscal year ended December 31, 2018 filed on February 26, 2019. For each of Ms. Zaderej and Messrs. Mariani, Sandberg, Martinez and Scopelianos, by February 15, 2021 the Compensation Committee will review the Company’s gross revenue for the fiscal year ending December 31, 2020. Upon such review and based upon revenue performance criteria in each 2018 PSU Agreement for the applicable officer, a determination of the number of Shares that may be issued pursuant to the 2018 PSU Agreements will be made, which amount could range between zero to 150% of the 2018 PSUs granted. Once the number of Shares has been determined, 33.33% will vest on each of February 15, 2021 and 2022 and 33.34% will vest on February 15, 2023, provided that the particular officer has been continuously employed through each vesting date as to the particular number of Shares vesting. In the event of a “Change in Control” (as defined in each 2018 PSU Agreement), all or a portion of the 2018 PSUs shall accelerate.

(4)

Includes 17,600, 10,500, 0, 4,600 and 4,600 restricted stock units (the “2018 RSUs”) which were granted pursuant to the 2010 Plan to Ms. Zaderej and Messrs. Mariani, Sandberg, Martinez and Scopelianos, respectively on December 17, 2018, respectively. The 2018 RSUs granted to Ms. Zaderej and Messrs. Mariani, Sandberg, Martinez and Scopelianos have a value of $337,392, $201,285, $0, 88,182 and $88,182, respectively, based on a market value as of December 27, 2018. All shares of Axogen common stock underlying the 2018 RSUs will be fully vested on December 18, 2022 (4 years from the grant date) based upon a vesting schedule whereby 50% of the aggregate shares vest on December 18, 2020 (24 months from the grant date) and an additional 25% of the aggregate shares vest each 12 months thereafter. In the event of a “Change in Control” (as defined in the award agreement) of the Company, all of the 2018 RSUs shall accelerate and become fully vested. The form of the 2018 RSU was filed as Exhibit 10.38 in our Annual Report on Form 10 K for the fiscal year ended December 31, 2018 filed on February 26, 2019.

(5)

Includes 58,000, 13,100, 0, 0 and 0 performance stock units (the “2017 PSUs”) granted on December 18, 2017 to Ms. Zaderej and Messrs. Mariani, Sandberg, Martinez and Scopelianos, respectively. Assuming that the highest level of performance conditions will be achieved, the 2017 PSUs granted to Ms. Zaderej and Messrs. Mariani, Sandberg, Martinez and Scopelianos would have a value of $1,566,000, $353,700, $0, $0 and $0, respectively, based on a market value as of December 18, 2017. The 2017 PSUs were in the form of performance-based restricted stock units and were granted pursuant to the 2010 Plan. Each 2017 PSU represents the Company’s commitment to issue one share of common stock (each, a “Share”) at a future date, subject to certain eligibility, performance, vesting and other conditions set forth in the 2010 Plan and the related Performance Stock Unit Award Agreements (the “2017 PSU Agreements”), the form of which was filed as Exhibit 10.26 in our Annual Report on Form 10 K for the fiscal year ended December 31, 2017 filed on February 28, 2018. For each of Ms. Zaderej and Messrs. Mariani, Sandberg, Martinez and Scopelianos, by February 15, 2020 the Compensation Committee will review the Company’s gross revenue for the fiscal year ending December 31, 2019. Upon such review and based upon revenue performance criteria in each 2017 PSU Agreement for the applicable officer, a determination of the number of Shares that may be issued pursuant to the 2017 PSU Agreements will be made, which amount could range between zero to 150% of the 2017 PSUs granted. Once the number of Shares has been determined, 33.33% will vest on each of February 15, 2020 and 2021 and 33.34% will vest on February 15, 2022, provided that the particular officer has been continuously employed through each vesting date as to the particular number of Shares vesting. In the event of a “Change in Control” (as defined in each 2017 PSU Agreement), all or a portion of the 2017 PSUs shall accelerate.

(6)

Includes 12,500, 7,600, 0, 0 and 0 restricted stock units (the “2017 RSUs”) which were granted pursuant to the 2010 Plan to Ms. Zaderej and Messrs. Mariani, Sandberg, Martinez and Scopelianos, respectively. The 2017 RSUs granted to Ms. Zaderej and Messrs. Mariani, Sandberg, Martinez and Scopelianos have a value of $337,500, $205,200, $0, $0 and $0, respectively, based on a market value as of December 18, 2017. All shares of Axogen common stock underlying the 2017 RSUs will be fully vested on December 18, 2021 (4 years from the grant date) based upon a vesting schedule whereby 50% of the aggregate shares vest on December 18, 2019 (24 months from the grant date) and an additional 25% of the aggregate shares vest each 12 months thereafter. In the event of a “Change in Control” (as defined in the award agreement) of the Company, all of the 2017 RSUs shall accelerate and become fully vested. The form of the 2017 RSU was filed as Exhibit 10.28 in our Annual Report on Form 10 K for the fiscal year ended December 31, 2017 filed on February 28, 2018.

(7)

Includes 5,500 and 5,500 performance stock units (the “2017 PSUs”) granted to Ms. Martinez on November 1, 2018 and Mr. Scopelianos granted on September 4, 2018, respectively. Assuming that the highest level of performance conditions will be achieved, the PSUs granted to Ms. Martinez and Mr. Scopelianos would have a value of $315,562 and $371,250, respectively. The 2017 PSU awards were in the form of performance-based restricted stock units and were granted pursuant to the 2010 Plan. Each 2017 PSU represents the Company’s commitment to issue a share at a future date, subject to certain eligibility, performance, vesting and other conditions set forth in the 2010 Plan and 2017 PSU agreements (the “2017 PSU Agreements”), the form of which was filed as Exhibit 10.23 in our Annual Report on Form 10 K for the fiscal year ended December 31, 2017 filed on February 28, 2018. For each of Ms. Martinez and Mr. Scopelianos, this amount includes the determination made by the Compensation Committee based on the review of the Company’s gross revenue for the fiscal year ending December 31, 2019. The number of Shares has been determined and 33.33% will vest on each of February 15, 2020 and 2021 and 33.34% will vest on February 15, 2022, provided that the particular officer has been continuously employed through each vesting date as to the particular number of Shares vesting. In the event of a “Change in Control” (as defined in each 2017 PSU Agreement), all or a portion of the 2017 PSUs shall accelerate.
(8)

Includes 10,500 performance stock units (the “2017 PSUs”) granted Mr. Sandberg granted on January 22, 2020. Assuming that the highest level of performance conditions will be achieved, the PSUs granted to Mr. Sandberg would have a value of $254,678. The 2017 PSU awards were in the form of performance-based restricted stock units and were granted pursuant to the 2010 Plan. Each 2017 PSU represents the Company’s commitment to issue a share at a future date, subject to certain eligibility, performance, vesting and other conditions set forth in the 2010 Plan and 2017 PSU agreements (the “2017 PSU Agreements”), the form of which was filed as Exhibit 10.23 in our Annual Report on Form 10 K for the fiscal year ended December 31, 2017 filed on February 28, 2018. For Mr. Sandberg, this amount includes the determination made by the Compensation Committee based on the review of the Company’s gross revenue for the fiscal year ending December 31, 2019. The number of Shares has been determined and 33.33% will vest on each of February 15, 2020 and 2021 and 33.34% will vest on February 15, 2022, provided that the particular officer has been continuously employed through each vesting date as to the particular number of Shares vesting. In the event of a “Change in Control” (as defined in each 2017 PSU Agreement), all or a portion of the 2017 PSUs shall accelerate

(9)

Includes 7,000 performance stock units (the “2018 PSUs”) granted Mr. Sandberg granted on January 22, 2020. Assuming that the highest level of performance conditions will be achieved, the PSUs granted to Mr. Sandberg would have a value of $169,785. The 2018 PSU awards were in the form of performance-based restricted stock units and were granted pursuant to the 2010 Plan. Each 2018 PSU represents the Company’s commitment to issue a share at a future date, subject to certain eligibility, performance, vesting and other conditions set forth in the 2010 Plan and 2018 PSU agreements (the “2018 PSU Agreements”), the form of which was filed as Exhibit 10.26 in our Annual Report on Form 10 K for the fiscal year ended December 31, 2018 filed on February 26, 2019. For Mr. Sandberg, this amount includes the determination made by the Compensation Committee based on the review of the Company’s gross revenue for the fiscal year ending December 31, 2020. The number of Shares has been determined and 33.33% will vest on each of February 15, 2021 and 2022 and 33.34% will vest on February 15, 2023, provided that the particular officer has been continuously employed through each vesting date as to the particular number of Shares vesting. In the event of a “Change in Control” (as defined in each 2018 PSU Agreement), all or a portion of the 2018 PSUs shall accelerate

(10)

Includes life insurance premiums paid by Axogen on behalf of Ms. Zaderej in 2019, 2018 and 2017 of $2,123, $2,123 and $546, respectively, and also includes amounts contributed by the Company to the 401K plan on her behalf for 2019, 2018 and 2017 of $10,238, $9,904 and $4,262, respectively.

(11)	Mr. Mariani was appointed as the Company’s CFO in March 2016.
(12)

Includes life insurance premiums paid by Axogen on behalf of Mr. Mariani in 2019, 2018 and 2017 of $1,615 and $546, respectively, and also includes amounts contributed by the Company to the 401K plan on his behalf for 2019, 2018 and 2017 of $11,200, $11,000 and $10,780, respectively.

(13)	Mr. Sandberg was appointed as the Company’s Chief Commercial Officer in January 2020.
(14)

Includes life insurance premiums paid by Axogen on behalf of Mr. Sandberg in 2019  of $432 and also includes amounts contributed by the Company to the Company’s 401(k) plan on his behalf for 2019 of $11,200.

(15)	Ms. Martinez was appointed as the Company’s Chief Human Resource Officer in September 2018.
(16)

Includes life insurance premiums paid by Axogen on behalf of Ms. Martinez in 2019 and 2018 of $771 and  $120, respectively, and also includes amounts contributed by the Company to the 401(k) plan on her behalf for 2019 and 2018 of $11,200 and $2,000, respectively.

(17)	Mr. Scopelianos was appointed as the Company’s Vice President, Research and Development in September 2018.

(18)

Includes life insurance premiums paid by Axogen on behalf of Mr. Scopelianos in 2019 and 2018 of $478 and $160, respectively, and also includes amounts contributed by the Company to the 401(k) plan on his behalf for 2019 and 2018 of $11,200 and  $3,277, respectively and includes amounts paid to Mr. Scopelianos for an auto allowance in 2019 and 2018 of $65,000 and  $19,750, respectively

CEO Pay Ratio Disclosure

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act and Regulation S-K promulgated under the Exchange Act, we are providing the following information about the relationship of the annual total compensation of our CEO and the annual total compensation of our employees for fiscal year 2019 (our “CEO pay ratio”). Our CEO pay ratio information is a reasonable good faith estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

For fiscal year 2019, the annual total compensation for the median employee of the Company (other than our CEO) was $104,847 and the annual total compensation of our CEO was $1,119,250. Based on this information, for fiscal year 2019 the ratio of the annual total compensation of our CEO to the annual total compensation of the median employee was 11:1.

We identified our median employee from among our employees as of December 31, 2019, the last day of our fiscal year. We did not use the same median employee used in our disclosure for the fiscal year ended December 31, 2018 due to a change in the make-up of our employees as a whole.  We felt it to be a more accurate representation and better metric for purposes of this disclosure to use a new median employee, identified based on estimated annual base pay, incentive compensation and grant date fair value of equity granted to each of our employees as of December 31, 2019.  We then calculated the elements of the identified median employee’s compensation for 2019 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation in the amount of $104,847. With respect to the annual total compensation of our CEO, in accordance with SEC rules, we included the amount reported for Ms. Zaderej in the “Total” column for 2019 in the Summary Compensation Table included in this Proxy Statement. We did not make any cost-of-living adjustments in identifying the median employee. Compensation amounts were determined from our human resources and payroll systems of record.

Grants of Plan-Based Awards

The following table provides information regarding plan-based awards granted to our named executive officers in 2019:

Name	Award Type	Grant Date	Estimated Future Payouts Under Equity Incentive Plan Awards Target (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Karen Zaderej	—	—	—	—	—
Peter Mariani	—	—	—	—	—
Eric Sandberg	PSU	1/22/2019	10,500	$16.17	$169,785
	PSU	1/22/2019	7,000	$16.17	$113,190
	Stock Option	1/22/2019	45,000	$16.17	$373,050
Maria Martinez	—	—	—	—	—
Angelo Scopelianos	—	—	—	—	—

Outstanding Equity Awards at 2019 Fiscal Year‑End

The following tables summarize the equity awards granted to our named executive officers that remain outstanding as of December 31, 2019.

				Option Awards		Equity Incentive
		Number of		Number of		Plan Awards:
		Securities		Securities		Number of
		Underlying		Underlying		Securities	Option
	Option	Unexercised		Unexercised		Underlying	Exercise	Option
	Grant	Options (#)		Options (#)		Unexercised	Price	Expiration
Name	Date	Exercisable		Unexercisable		Unearned Options (#)	($)	Date
Karen Zaderej	1/2/2014	31,000	(1)	—			4.81	1/2/2021
	12/29/2014	62,000	(2)	—			3.67	12/29/2021
	12/29/2014	19,000	(3)	—			3.67	12/29/2021
	12/28/2015	210,000	(4)	—			5.09	12/28/2022
	12/29/2016	157,125	(5)	52,375	(5)		8.95	12/29/2026
	12/18/2017	37,500	(6)	37,500	(6)		27.00	12/18/2027
	12/27/2018	—		59,700	(7)		19.17	12/27/2028
Peter Mariani	3/1/2016	179,375	(8)	25,625	(8)	—	5.04	3/1/2023
	12/29/2016	82,500	(5)	27,500	(5)		8.95	12/29/2026
	12/18/2017	22,500	(6)	22,500	(6)		27.00	12/18/2027
	12/27/2018	—		41,800	(7)		19.17	12/27/2028
Eric Sandberg	1/22/2019	—		45,000	(11)	—	16.17	1/22/2029
Maria Martinez	11/1/2018	—		40,000	(9)		38.25	11/1/2028
	12/27/2018	—		23,200	(7)		19.17	12/27/2028
Angelo Scopelianos	9/4/2018	—		40,000	(10)	—	45.00	9/4/2028
	12/27/2018	—		32,900	(7)	—	19.17	12/27/2028

(1)

On January 2, 2014, Ms. Zaderej was granted options to purchase 31,000 shares of the Company’s common stock which became fully vested on January 2, 2018. The options were granted under the 2010 Plan and the exercise price for the options is equal to the fair market value of the Company’s common stock on the date of grant.

(2)

On December 29, 2014, Ms. Zaderej was granted options to purchase 62,000 shares of the Company’s common stock. All shares underlying the options will be fully vested on December 29, 2018 (four years from the option grant date) based upon a vesting schedule whereby 25% of the aggregate shares vested on December 29, 2015 (12 months from the option grant date) and an additional 12.5% of aggregate shares vest every six months thereafter. The options were granted under the 2010 Plan and the exercise price for the option is equal to the fair market value of the Company’s common stock on the date of grant.

(3)

On December 29, 2014, Ms. Zaderej was granted options to purchase 19,000 shares of the Company’s common stock which became fully vested and exercisable on December 29, 2015 and will expire December 29, 2021. The options were granted under the 2010 Plan and the exercise price for the option is equal to the fair market value of the Company’s common stock on the date of grant.

(4)

On December 28, 2015, Ms. Zaderej was granted options to purchase 210,000 of the Company’s common stock. All shares underlying the options will be fully vested on December 29, 2019 (four years from the option grant date) based upon a vesting schedule whereby 25% of the aggregate shares vested on December 29, 2016 (12 months from the option grant date) and an additional 12.5% of aggregate shares vest every six months thereafter. The options were granted under the 2010 Plan and the exercise price for the option is equal to the fair market value of the Company’s common stock on the date of grant.

(5)

On December 29, 2016, Ms. Zaderej and Mr. Mariani were granted options to purchase 209,500 and 110,000 shares, respectively, of the Company’s common stock. All shares underlying the options will be fully vested on December 29, 2020 (four years from the option grant date) based upon a vesting schedule whereby 25% of the aggregate shares vest on December 29, 2017 (12 months from the option grant date) and an additional 12.5% of aggregate shares vest every six months thereafter. The options were granted under the 2010 Plan and the exercise price for the option is equal to the fair market value of the Company’s common stock on the date of grant.
(6)

On December 18, 2017, Ms. Zaderej and Mr. Mariani were granted options to purchase 75,000 and 45,000 shares, respectively, of the Company’s common stock. All shares underlying the options will be fully vested on December 18, 2021 (four years from the option grant date) based upon a vesting schedule whereby 50% of the aggregate shares vest on December 18, 2019 (24 months from the option grant date) and an additional 12.5% of aggregate shares vest every six months thereafter. The options were granted under the 2010 Plan and the exercise price for the option is equal to the fair market value of the Company’s common stock on the date of grant.

(7)

On December 27, 2018, Ms. Zaderej and Messrs. Mariani, Martinez and Scopelianos were granted options to purchase 59,700, 41,800, 23,200 and 32,900 shares, respectively, of the Company’s common stock. All shares underlying the options will be fully vested on December 27, 2022 (four years from the option grant date) based upon a vesting schedule whereby 50% of the aggregate shares vest on December 27, 2020 (24 months from the option grant date) and an additional 12.5% of aggregate shares vest every six months thereafter. The options were granted under the 2010 Plan and the exercise price for the option is equal to the fair market value of the Company’s common stock on the date of grant.

(8)

On March 1, 2016, Mr. Mariani was granted an option to purchase 205,000 shares of the Company’s common stock in connection with his appointment as the Company’s Chief Financial Officer. All shares underlying the option will be fully vested on March 1, 2020 (four years from the option grant date) based upon a vesting schedule whereby 25% of the aggregate shares vest on March 1, 2017 (12 months from the option grant date) and an additional 12.5% of aggregate shares every six months thereafter. The option was granted under the 2010 Plan and the exercise price for the option is the fair market value of the Company’s common stock on the date of grant.

(9)

On November 1, 2018,  Ms. Martinez was granted an option to purchase 40,000 shares of the Company’s common stock in connection with his appointment as Chief Human Resource Officer. All shares of Common Stock underlying the employee stock option will be fully vested on November 1, 2022 (4 years from the option grant date) based upon a vesting schedule whereby 50% of the aggregate shares vest on November 1, 2020  (24 months from the option grant date) and an additional 12.5% of the aggregate shares vest each 6 months thereafter. The option was granted under the 2010 Plan and the exercise price for the option is the fair market value of the Company’s common stock on the date of grant.

(10)

On September 4, 2018, Mr. Scopelianos was granted an option to purchase 40,000 shares of the Company’s common stock in connection with his appointment as Vice President, Research and Development. All shares of Common Stock underlying the employee stock option will be fully vested on September 4, 2022 (4 years from the option grant date) based upon a vesting schedule whereby 50% of the aggregate shares vest on September 4, 2020  (24 months from the option grant date) and an additional 12.5% of the aggregate shares vest each 6 months thereafter. The option was granted under the 2010 Plan and the exercise price for the option is the fair market value of the Company’s common stock on the date of grant.

(11)

On January 22, 2019, Mr. Sandberg was granted an inducement option to purchase 45,000 shares of the Company’s common stock in connection with his appointment as Chief Commercial Officer. All shares underlying the option will be fully vested on January 22, 2023 (four years from the option grant date) based upon a vesting schedule whereby 50% of the aggregate shares vest on January 22, 2021  (24 months from the option grant date) and an additional 12.5% of aggregate shares every six months thereafter. The option was granted under the 2010 Plan and the exercise price for the option is equal to the fair market value of the Company’s common stock on the date of grant.

Stock Awards
				Equity Incentive		Equity Incentive
				Plan Awards:		Plan Awards:
			Market Value	Number of		Market or Payout
	Number of Shares		of Shares or	Unearned Shares,		Value of Unearned
	or Units of Stock		Units of Stock	Units or Other		Shares, Units or
	That Have Not		That Have Not	Rights That Have		Other Rights That
Name	Vested (#)		Vested ($)	Not Vested (#)		Have Not Vested ($)
Karen Zaderej	—		—	49,800	(1)(2)	$4,196,719
	—		—	40,000	(3)
	—		—	12,500	(4)
	—		—	58,000	(5)(6)
	—		—	17,600	(7)
	—		—	60,100	(8)(9)	$
Peter Mariani	—		—	23,800	(1)(2)	$1,166,812
	—		—	7,600	(4)
	—		—	13,100	(5)(6)
	—		—	10,500	(7)
	—		—	10,100	(8)(9)
Eric Sandberg	—		—	10,500	(5)(6)	$282,975
	—		—	7,000	(8)(9)
Maria Martinez	—	-	—	5,500	(5)(6)	$432,747
	—		—	4,600	(7)
	—		—	7,000	(8)(9)
Angelo Scopelianos	—		—	5,500	(5)(6)	$693,797
	—		—	4,600	(7)
	—		—	7,000	(8)(9)
	—		—	11,681	(10)

(1)

On December 29, 2016, the 2016 PSUs were granted to certain Company officers, including the Company’s named executive officers. The 2016 PSU awards were in the form of performance-based restricted stock units and were granted pursuant to the 2010 Plan. Each 2016 PSU represents the Company’s commitment to issue one Share at a future date, subject to certain eligibility, performance, vesting and other conditions set forth in the 2010 Plan and 2016 PSU Agreements.

(2)

On February 15, 2019, the Compensation Committee reviewed the Company’s gross revenue for the fiscal year ending December 31, 2018 and based upon revenue performance criteria in each 2016 PSU Agreement for Ms. Zaderej and Messrs. Mariani, determined the number of Shares granted. 33.33% of the number of Shares awarded on February 15, 2019, and the next two tranches will vest 33.33% on February 19, 2020 and 33.34% will vest on February 15, 2021, provided that the particular officer has been continuously employed through each vesting date as to the particular number of Shares vesting. In the event of a “Change in Control” (as defined in each 2016 PSU Agreement), all or a portion of the 2016 PSUs shall accelerate.

(3)

Ms. Zaderej was provided on December 29, 2016 a retention stock unit award in the form of retention-based restricted stock units (the “Retention Units”) which were granted pursuant to the 2010 Plan. The award was for a total of 40,000 Retention Units, with each Retention Unit representing the Company’s commitment to issue one Share. So long as Ms. Zaderej’s employment is continuous through January 1, 2020, all of the Retention Units will become vested and 40,000 Shares will be issued by the Company to Ms. Zaderej. In the event of a “Change in Control” (as defined in the award agreement) of the Company, all of the Retention Units shall accelerate and become fully vested.

(4)

On December 18, 2017, the 2017 RSUs were granted to certain Company officers, including the Company’s named executive officers. The 2017 RSU awards were in the form of restricted stock units and were granted pursuant to the 2010 Plan. Each 2017 RSU represents the Company’s commitment to issue one Share at a future date, subject to certain eligibility, vesting and other conditions set forth in the 2010 Plan and 2017 RSU Agreements. All shares of Axogen common stock underlying the 2017 RSUs will be fully vested on December 18, 2021 (4 years from the grant date) based upon a vesting schedule whereby 50% of the aggregate shares vest on December 18, 2019 (24 months from the grant date) and an additional 25% of the aggregate shares vest each 12 months thereafter. In the event of a

“Change in Control” (as defined in the award agreement) of the Company, all of the 2017 RSUs shall accelerate and become fully vested.
(5)

On December 18, 2017, the 2017 PSUs were granted to certain Company officers, including the Company’s named executive officers except Messrs. Martinez and Scopelianos, who received such 2017 PSUs in 2018 and Mr. Sandberg who received such 2017 PSU in January 2019. The 2017 PSUs were in the form of performance-based restricted stock units and were granted pursuant to the 2010 Plan. Each 2017 PSU represents the Company’s commitment to issue one Share at a future date, subject to certain eligibility, performance, vesting and other conditions set forth in the 2010 Plan and 2017 PSU Agreements.

(6)

On February 14, 2020, the Compensation Committee reviewed the Company’s gross revenue for the fiscal year ending December 31, 2019 and based upon revenue performance criteria in each 2017 PSU Agreement for each of Ms. Zaderej and Messrs. Mariani, Sandberg, Martinez and Scopelianos,  and determined the number of Shares granted. 33.33% were awarded on February 19, 2020 and the next two tranches will vest 33.33% on February 15, 2021 and 33.34% on February 15, 2022, provided that the particular officer has been continuously employed through each vesting date as to the particular number of Shares vesting. In the event of a “Change in Control” (as defined in each 2017 PSU Agreement), all or a portion of the 2017 PSUs shall accelerate.

(7)

On December 27, 2018, the 2018 RSUs were granted to certain Company officers, including the Company’s named executive officers. The 2018 RSU awards were in the form of restricted stock units and were granted pursuant to the 2010 Plan. Each 2018 RSU represents the Company’s commitment to issue one Share at a future date, subject to certain eligibility, vesting and other conditions set forth in the 2010 Plan and 2018 RSU Agreements. All shares of Axogen common stock underlying the 2018 RSUs will be fully vested on December 27, 2022 (4 years from the grant date) based upon a vesting schedule whereby 50% of the aggregate shares vest on December 27, 2020 (24 months from the grant date) and an additional 25% of the aggregate shares vest each 12 months thereafter. In the event of a “Change in Control” (as defined in the award agreement) of the Company, all of the 2018 RSUs shall accelerate and become fully vested.

(8)

On December 27, 2018, the 2018 PSUs were granted to certain Company officers, including the Company’s named executive officers except Mr. Sandberg who received such 2018 PSU in January 2019. The 2018 PSUs were in the form of performance-based restricted stock units and were granted pursuant to the 2010 Plan. Each 2018 PSU represents the Company’s commitment to issue one Share at a future date, subject to certain eligibility, performance, vesting and other conditions set forth in the 2010 Plan and 2018 PSU Agreements.

(9)

For each of Ms. Zaderej and Messrs. Mariani, Sandberg, Martinez and Scopelianos by February 15, 2021 the Compensation Committee will review the Company’s gross revenue for the fiscal year ending December 31, 2020. Upon such review and based upon revenue performance criteria in each 2018 PSU Agreement for such officers, a determination of the number of Shares that may be issued pursuant to the 2018 PSU Agreements will be made, which amount could range between zero to 150% of the 2018 PSUs granted. Once the number of Shares has been determined, 33.33% will vest on each of February 15, 2021 and 2022 and 33.34% will vest on February 15, 2023, provided that the particular officer has been continuously employed through each vesting date as to the particular number of Shares vesting. In the event of a “Change in Control” (as defined in each 2018 PSU Agreement), all or a portion of the 2018 PSUs shall accelerate.

(10)

On December 27, 2018, BLA PSUs were granted to Mr. Scopelianos.  The 2018 BLA PSUs were in the form of performance-based restricted stock units and were granted pursuant to the 2010 Plan. Each 2018 BLA PSU represents the Company’s commitment to issue one Share at a future date, subject to certain eligibility, performance, vesting and other conditions set forth in the 2010 Plan and 2018 BLA PSU Agreements.

Option Exercises and Stock Vested

The following provides information regarding the exercise of stock options by our named executive officers and vesting of stock awards held by our named executive officers, during 2019.

	Option Awards		Stock Awards
	Number of	Number of
	Shares	Value	Shares	Value
	Acquired on	Realized on	Acquired on	Realized
	Exercise	Exercise	Vesting	on Vesting
Name	(#)	($)	(#)	($)
Karen Zaderej	18,056	$387,301	—	$—
Peter Mariani	—	$—	—	$—
Eric Sandberg	—	$—	—	$—
Maria Martinez	—	$—	—	$—
Angelo Scopelianos	—	$—	—	$—

(1)	Based upon the closing price of our Common Stock at the vesting date, as reported on Nasdaq.

Potential Payments Upon Termination or Change in Control

In this section, we described payments that may be made to our named executive officers upon several events of termination, including termination in connection with a change in control.

Employment Agreements

Axogen Corporation is a party to employment agreements with each of (i) Karen Zaderej, effective October 15, 2007 and as amended September 29, 2011, (ii)  Peter Mariani, effective February 25, 2016, (iii) Eric Sandberg, effective January 22, 2019, (iv) Maria Martinez, effective October 29, 2018, and (v) Angelo Scopelianos, effective September 4, 2018.  Ms. Zaderej’s employment agreement renews for a one year period on each anniversary of the effective date and provides for severance benefits upon termination of her employment: (i) by Axogen for any reason other than “Substantial Cause” (as defined below), permanent disability, or death; (ii) by her due to Axogen’s breach of the employment agreement and Axogen’s failure to cure such breach within ten days following notice by her of such breach; or (iii) by her within the six months following a “Change in Control” (as defined below) of Axogen.

Upon a termination of Ms. Zaderej’s employment for any of the reasons set forth above, Ms. Zaderej is entitled to base salary in an amount equal to the base salary that she would have been paid for the remainder of the then current employment period had her employment not been terminated or the one-year non-competition period, whichever is longer. Ms. Zaderej is entitled to continued medical and dental benefits (in the form of a reimbursement for COBRA premiums less the amount Ms. Zaderej would be required to contribute if she were an active employee) and continued bonus payments to which she would have been entitled for the remainder of the then current employment period had her employment not been terminated.  If a Change in Control occurs, stock options automatically accelerate and become fully exercisable.

Under their respective employment agreements, each of Messrs. Mariani, Sandberg and Scopelianos and Ms. Martinez is employed by Axogen Corporation on an “at will” basis.

In the event Messrs. Mariani, Sandberg, Scopelianos and Ms. Martinez are terminated without Substantial Cause upon or within 180 days following a Change in Control, or for Good Reason following a Change in Control, he or she is entitled to a severance payment consisting of (i) twelve months of base salary and (ii) an amount equal to any bonuses paid during the twelve-month period prior to termination of employment.

Messrs. Mariani, Sandberg, Scopelianos and Ms. Martinez are also entitled to have the Company pay the premiums for their COBRA (i) for the first twelve (12) months of the COBRA continuation period, or (ii) until such time as they obtain new employment that provides reasonable and comparable health care coverage (including without limitation, coverage of dependents), whichever period is shorter.

For purposes of each of Mses. Zaderej’s and Martinez’s, and Messrs.  Mariani’s, Sandberg’s and Scopelianos’ employment agreements, “Change in Control” means the occurrence of any of the following events:

•any person who holds less than 20% of the combined voting power of the securities of Axogen Corporation or Axogen, becomes the beneficial owner, directly or indirectly, of securities of Axogen Corporation or Axogen, representing 50% or more of the combined voting power of the securities of Axogen Corporation or Axogen then outstanding;

•during any period of 24 consecutive months, individuals who at the beginning of such period constitute all members of the Board of Directors cease, for any reason, to constitute at least a majority of our Board of Directors, unless the election of each director who was not a director at the beginning of the period was either nominated for election by, or was approved by a vote of, at least two-thirds of the directors then still in office who were directors at the beginning of the period;

•Axogen Corporation or Axogen consolidates or merges with another company and Axogen Corporation or Axogen is not the continuing or surviving corporation; provided, however, that any consolidation or merger whereby Axogen continues as the majority holder of Axogen Corporation securities or a merger or consolidation of Axogen Corporation and Axogen will not constitute a Change in Control;

•shares of Axogen Corporation’s or Axogen’s common stock are converted into cash, securities, or other property (other than by a merger set forth above) in which the holders of the Axogen Corporation’s or Axogen’s common stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation as immediately after the merger;

•Axogen Corporation or Axogen sells, leases, exchanges, or otherwise transfers all or substantially all of its assets (in one transaction or in a series of related transactions); or

•the holders of Axogen’s common stock approve a plan or proposal for the liquidation or dissolution of Axogen Corporation or Axogen.

The employment agreements of Mses. Zaderej and Martinez and Messrs. Mariani, Sandberg and Scopelianos do not provide for Section 280G gross up payments.

For purposes of Mses. Zaderej’s and Martinez’s, Messrs. Mariani’s, Sandberg’s and Scopelianos’ employment agreements, “Substantial Cause” means:

•Commission of any act of fraud, theft, or embezzlement;

•material breach of the employment agreement, provided that Axogen Corporation shall have first delivered to the executive officer written notice of the alleged breach, specifying the exact nature of the breach in detail, and provided, further, that the executive officer shall have failed to cure or substantially mitigate such breach within ten days after receiving such written notice; or

•material failure to adhere to Axogen Corporation’s corporate codes, policies or procedures which have been adopted in good faith for a valid business purpose as in effect from time to time.

For purposes of Messrs. Sandberg’s and Scopelianos’ and Ms. Martinez’s employment agreement, “Substantial Cause” also means:

•	commission or conviction of any felony, or of any misdemeanor involving moral turpitude, or entry of a plea of guilty or nolo contendere to any felony or misdemeanor involving moral turpitude; or
•	failure to meet reasonable performance standards as determined by Axogen Corporation or the Company.

For Ms. Zaderej’s and Mr. Mariani’s employment agreements, “Substantial Cause” also means:

•	the failure to meet reasonable performance standards as determined by Axogen Corporation, or
•	commission or conviction of any felony, or of any misdemeanor involving moral turpitude, or entry of a plea of guilty or nolo contendere to any felony or misdemeanor.

For purposes of Messrs. Mariani’s, Sandberg’s and Scopelianos’ and Ms. Martinez’s employment agreements, “Good Reason” means the occurrence of any one or more of the following:

•the assignment of any duties inconsistent in any respect with such executive officer’s position (including status, offices, titles, and reporting requirements), authorities, duties, or other responsibilities as in effect immediately prior to a change in control or any other action by Axogen which results in a diminishment in such position, authority, duties, or responsibilities, other than an insubstantial and inadvertent action which is remedied by Axogen;

•a reduction by Axogen Corporation in the person’s base salary; or

•the failure by Axogen Corporation to (A) continue in effect any material compensation or benefit plan, program, policy or practice in which the person was participating at the time of the change in control of Axogen or (B) provide the person with compensation and benefits at least equal (in terms of benefit levels and/or reward opportunities) to those provided for under each employee benefit plan, program, policy and practice as in effect immediately prior to the Change in Control (or as in effect following the Change in Control of the Company), if greater.

For purposes of Messrs. Sandberg and Scopelianos and Ms. Martinez employment agreements, “Good Reason” also means if an employee is required to perform a substantial portion of their duties at a facility which is more than 50 miles from the facility for which Employee performed a substantial portion of their duties immediately prior to the Change in Control.

2019 Potential Payments Upon Termination or Change in Control

In connection with a termination of employment, including if there is a termination in connection with a change in control of the Company, our NEOs would be eligible to receive certain payments, benefits and treatment of the various forms of equity that such NEO holds (provided, in some cases, that certain conditions are met).

The amounts that the NEOs would receive are set forth below based on the termination scenarios discussed above.

In accordance with SEC rules, we have used certain assumptions in determining the amounts shown. We have assumed that the termination of employment or change in control occurred on December 31, 2019, and that the value of an Axogen share on that day was $17.89, the closing price on Nasdaq on December 31, 2019, the last trading day of 2019.

Contractual provisions relating to cash severance are set forth above under “Employment Agreements.”  With respect to the treatment of outstanding equity awards upon a termination or Change in Control, the treatment is as follows.  For terminations not in connection with a Change in Control, unvested stock options, restricted stock units and performance stock units do not vest and are forfeited. Upon a Change in Control, in the event that within twelve (12) months following the Change in Control, the employee is terminated without Substantial Cause or leaves the Company for Good Reason, stock options shall automatically accelerate and, become fully exercisable. Upon a Change in Control, restricted stock units become fully-vested and nonforfeitable upon the Change in Control; and performance stock units, prior to the end of the applicable performance period, become fully vested upon a Change in Control based on the greater of: (i) Target Performance or (ii) the expected performance as determined by the Committee. Amounts shown in the tables below for performance stock units are based on target performance. All performance stock units earned but not vested will vest immediately prior to the consummation of the Change in Control. Amounts shown under stock options, restricted stock units and performance stock units reflect the value based upon the December 31, 2019 stock price of $17.89 for the option, restricted stock unit or performance stock unit as to which vesting will be accelerated upon the occurrence of the Change in Control or termination event.

Karen Zaderej
	Qualified	Qualified	Upon
	Termination	Termination	Change in
	Prior to	After	Control
	Change in	Change in	Without
Payment Type	Control	Control	Termination
Severance	$1,119,250	$1,119,250	$—
Health and Welfare Benefits	$15,357	$15,357	$—
Stock Options[1]	$—	$468,233	$468,233
Restricted Stock Units[2]	$—	$1,030,464	$715,600
Performance Stock Units[3]	$—	$2,717,223	$2,717,223
TOTAL	$1,134,607	$5,350,526	$3,901,055

[1]	All stock options vest upon a change in control as per Ms. Zaderej’s employment agreement.
[2]

Certain awards fully vest on a change in control.  Other awards are subject to double trigger vesting. Solely for purposes of this table, if such units terminated upon a change of control due to the termination of the plan, the additional value of such units if fully vested would be $111,813.

[3]	Pursuant to the form of award agreement, performance based restricted stock units fully vest upon a change in control.

Peter Mariani
	Qualified	Qualified	Upon
	Termination	Termination	Change in
	Prior to	After	Control
	Change in	Change in	Without
Payment Type	Control	Control	Termination
Severance	$535,217	$535,217	$—
Health and Welfare Benefits	$25,120	$25,120	$—
Stock Options[1]	$—	$254,957	$—
Restricted Stock Units[2]	$—	$187,845	$—
Performance Stock Units[3]	$—	$703,900	$703,900
TOTAL	$560,337	$1,707,039	$703,900

[1]	2019 Plan, the additional value of such units if fully vested would be $67,982.
[2]	ursuant to the form of award agreement, performance based restricted stock units fully vest upon a change in control.
[3]

Incentive stock options vest upon a change in control and qualified termination. Nonqualified stock options are subject to the terms governing the change in control which may provide for the continuation, assumption, or substitution of such awards. Solely for purposes of this table, if such options terminated upon a change of control due to the termination of the plan, the additional value of such options if fully vested would be $320,174.

[4]

Pursuant to the form of award agreement, certain awards are subject to double trigger vesting.  Solely for purposes of this table, if such units terminated upon a change of control due to the termination of the plan, the additional value of such units if fully vested would be $67,982.

[5]	Pursuant to the form of award agreement, performance based restricted stock units fully vest upon a change in control.

Eric Sandberg
	Qualified	Qualified	Upon
	Termination	Termination	Change in
	Prior to	After	Control
	Change in	Change in	Without
Payment Type	Control	Control	Termination
Severance	$525,000	$525,000	$—
Health and Welfare Benefits	$25,120	$25,120	$—
Stock Options[1]	$—	$—	$—
Restricted Stock Units	$—	$—	$—
Performance Stock Units²	$—	$313,075	$313,075
TOTAL	$550,120	$863,195	$313,075

[1]

Nonqualified stock options are subject to the terms governing the change in control which may provide for the continuation, assumption, or substitution of such awards. Solely for purposes of this table, if such options terminated upon a change of control due to the termination of the plan, the additional value of such options if fully vested would be $77,400.

[2]	Pursuant to the form of award agreement, performance based restricted stock units fully vest upon a change in control.

Maria Martinez
	Qualified	Qualified	Upon
	Termination	Termination	Change in
	Prior to	After	Control
	Change in	Change in	Without
Payment Type	Control	Control	Termination
Severance	$351,436	$351,436	$—
Health and Welfare Benefits	$25,120	$25,120	$—
Stock Options[1]	$—	$0	$—
Restricted Stock Units[2]	$—	$82,294	$—
Performance Stock Units[3]	$—	$223,625	$223,625
TOTAL	$376,556	$682,475	$223,625

[1]

Incentive stock options vest upon a change in control and qualified termination. Nonqualified stock options are subject to the terms governing the change in control which may provide for the continuation, assumption, or substitution of such awards. Solely for purposes of this table, if such options terminated upon a change of control due to the termination of the plan, the additional value of such options if fully vested would be $0, since all are underwater.

[2]	Pursuant to the form of award agreement, certain awards are subject to double trigger vesting.
[3]	Pursuant to the form of award agreement, performance based restricted stock units fully vest upon a change in control.

Angelo Scopelianos
	Qualified	Qualified	Upon
	Termination	Termination	Change in
	Prior to	After	Control
	Change in	Change in	Without
Payment Type	Control	Control	Termination
Severance	$407,899	$407,899	$—
Health and Welfare Benefits	$26	$26	$—
Stock Options¹	$—	$0	$—
Restricted Stock Units[2]	$—	$82,294	$—
Performance Stock Units[3]	$—	$432,598	$432,598
TOTAL	$407,925	$922,817	$432,598

[1]

Incentive stock options vest upon a change in control and qualified termination. Nonqualified stock options are subject to the terms governing the change in control which may provide for the continuation, assumption, or substitution of such awards. Solely for purposes of this table, if such options terminated upon a change of control due to the termination of the plan, the additional value of such options if fully vested would be $0, since all are underwater.

[2]	Pursuant to the form of award agreement, certain awards are subject to double trigger vesting.
[3]	Pursuant to the form of award agreement, performance based restricted stock units fully vest upon a change in control.

DIRECTOR COMPENSATION

Our Compensation Committee reviews and makes recommendations to our Board of Directors regarding compensation to be paid to our non‑employee directors. For the fiscal year 2019, each non-employee director received a quarterly cash retainer payment of $10,000, with the Lead Director receiving an additional quarterly cash retainer payment of $6,875 for services to the Company, which cash payment is paid in advance each quarter. The quarterly non-Chairman committee member retainers are $2,500 for the Audit Committee, $1,875 for the Compensation Committee, $1,250 for the Governance, Nominating and Sustainability Committee and $1,250 for the Science and Technology Committee. The Chairman of the Audit Committee receives a quarterly retainer of $5,000, the Chairman of the Compensation Committee a quarterly retainer of $3,750, the Chairman of the Governance, Nominating and Sustainability Committee a quarterly retainer of $2,500 and the Chairman of the Science and Technology Committee received a quarterly retainer of $2,500. Newly elected directors receive a non-qualified stock option grant to purchase shares of the Company’s common stock with an equity value of $275,000 to be issued at an exercise price equal to the fair market value of our shares of common stock on the date of grant, which option shall vest in three equal annual installments. Each calendar year the day after election or re-election, all non-employee directors will receive an annual equity grant valued at $120,000 to be issued at an exercise price equal to the fair market value of our shares of common stock on the date of the grant, which equity shall be issued as to one half of the value as non-qualified stock option grant and the remaining half of the value as Restricted Stock Units, which options and Restricted Stock Units will vest one year from the anniversary of the date of the grant. Such stock options are for a term of ten years.

We also reimburse our directors for travel related expenses.

The following table shows the compensation earned by all persons serving as members of our Board of Directors during fiscal year 2019.

	Fees Earned	Stock
	or Paid in	Awards	Option
Name	Cash ($)	($)(1)	Awards($)(1)	Total ($)
Robert J. Rudelius	68,750	40,000	80,000	188,750
Gregory Freitag	—	—	—	—
Karen Zaderej	—	—	—	—
Jamie M. Grooms(3)	32,500	—	—	32,500
Mark Gold, M.D.	65,625	40,000	80,000	185,625
Amy Wendell	81,875	40,000	80,000	201,875
Guido J. Neels (2)	60,000	40,000	80,000	180,000
Quentin Blackford	36,875	40,000	355,000	431,875
Alan Levine	34,375	40,000	355,000	429,375

1.

The amounts in this column are calculated based on the aggregate grant date fair value computed in accordance with Accounting Standards Codification (“ASC”) Topic 718 as of December 31, 2019. For information regarding assumptions underlying the valuation of equity awards, see Note10 of the Consolidated Financial Statements in our Annual Report on Form 10‑K for the fiscal year ended December 31, 2019 filed on February 24, 2020.

2.

Mr. Neels is a managing partner of EW and is EW’s director nominee pursuant to the Stock Purchase Agreement, dated March 26, 2015, between the Company and EW. Cash fees earned by Mr. Neels as a director are paid to Essex, while option grants are retained by Mr. Neels.

3.	Mr. Grooms served as a director of the Company from January 2019 until August 2019.

The following table sets forth the aggregate number of stock awards and the aggregate number of stock options held by each of our non-employee directors at December 31, 2019.

	Aggregate Number	Aggregate Number
	of Stock Awards	of Stock Options
Name	(#)	(#)
Robert J. Rudelius	2,591	125,490
Jamie M. Grooms	—	218,642
Mark Gold, M.D.	2,591	125,105
Guido J. Neels	2,591	75,490
Amy Wendell	2,591	64,240
Quentin Blackford	2,591	34,643
Alan Levine	2,591	34,643

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of our Board of Directors is currently composed of the following directors: Quentin Blackford, Alan Levine, Dr. Mark Gold and Robert Rudelius, all of whom qualify as an “audit committee financial expert” under the definition promulgated by the SEC. Mr. Blackford currently serves as the Chairman of the Audit Committee. The Audit Committee operates under a written charter adopted by our Board of Directors. The Audit Committee recommends to our Board of Directors, and submits for shareholder ratification, the appointment of our independent registered public accounting firm.  Until May 15, 2019, the Audit Committee was composed of Robert J. Rudelius, Dr. Mark Gold and Jamie M. Grooms.

Management is responsible for the Company’s internal controls and the financial reporting process. Deloitte & Touche LLP is responsible for conducting an audit of our consolidated financial statements and internal controls in accordance with the standards established by the Public Company Accounting Oversight Board (“PCAOB”) and expressing an opinion on the consolidated financial statements and internal controls in accordance with GAAP. The Audit Committee’s responsibility is to monitor and oversee these processes.

The Audit Committee reports as follows:

1.The Audit Committee has met and held discussions with management and the independent auditors. Management represented to the Audit Committee that the Company’s audited consolidated financial statements were prepared in accordance with GAAP, and the Audit Committee has reviewed and discussed the Company’s audited consolidated financial statements with management and the independent auditors.

2.The Audit Committee has discussed with the independent auditors the matters required to be discussed by the applicable requirements of the PCAOB and the Commission.

3.The Audit Committee has received written disclosure and a letter from the independent accountant required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee regarding the independent accountant’s independence and the Audit Committee concerning independence. The Audit Committee also considered whether non‑audit services provided by the independent accountant during the last fiscal year were compatible with maintaining the independent accountant’s independence.

Based upon the review and discussion referred to in paragraphs 1 through 3 above, the Audit Committee recommended to our Board of Directors that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10‑K for the fiscal year ended December 31, 2019 filed with the SEC.

Members of the Audit Committee of the Board of Directors:

Quentin Blackford, Chairman
Dr. Mark Gold
Alan Levine
Robert J. Rudelius

PROPOSAL 2 – RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Board of Directors, based upon the recommendation of our Audit Committee, has appointed Deloitte & Touche LLP as our independent registered public accounting firm to examine our financial statements and internal controls for the current fiscal year ending December 31, 2020 and to perform other appropriate accounting services. Deloitte & Touche LLP has no relationship with us other than that arising from their employment as our independent registered public accounting firm.

Independent Registered Public Accounting Firm

Fees

Deloitte & Touche LLP provided audit services to us and has served as our independent registered public accounting since March 2018.  Fees for professional services provided by our independent auditors in each of the last two fiscal years, in each of the following categories are provided in the table below.  Our Audit Committee has approved, pursuant to its pre‑approval policies described below, all of the services listed below.

	Deloitte & Touche, LLP
	2019	2018
Audit Fees	$563,000	$610,500	(1)
Audit‑Related Fees	$—	—
Tax Fees	$—	$—
All Other Fees	$—	—
Total Fees	$563,000	$610,500

(1)

Deloitte, LLP received these fees for the audit of our annual financial statements and internal controls, reviews of our financial statements included in our quarterly reports on Form 10‑Q and other services related to registration statements on Form S‑3 2018, a public offering of Company common stock in May 2018 and certain current reports on Form 8‑K for the fiscal years ended December 31, 2019 and 2018.

Our Audit Committee reviews and pre-approves the performance of all audit and non-audit accounting services to be performed by our independent registered accounting firm, other than with respect to de minimis exceptions permitted under applicable rules and regulations. All audit and audit-related services provided by Deloitte & Touche LLP during 2019 and 2018 were pre-approved by our Audit Committee.

Information Regarding Independent Registered Public Accounting Firm

The shareholders are being asked to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2020.  Although ratification is not required by law or our Amended and Restated Bylaws, we are submitting the appointment of Deloitte & Touche LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2020 for ratification as a matter of good corporate governance. In the event of a negative vote on such ratification, the Audit Committee may reconsider its selection. Even if this appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its shareholders.

Representatives of Deloitte & Touche LLP will be present at the Meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2020, WHICH IS DESIGNATED AS PROPOSAL NO. 2.

PROPOSAL 3 – NON-BINDING ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

We are providing our shareholders with an opportunity to vote to approve, on an advisory, non-binding basis, the compensation of our named executive officers as disclosed in this proxy statement. This proposal, which is often referred to as a “say-on-pay” proposal, is required by the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”).

Our executive compensation program is designed to attract, motivate, and retain our executive officers, who are critical to our success. As described in the tabular and narrative disclosures regarding executive compensation set forth in this proxy statement, our executive compensation program contains elements of cash and equity-based compensation. We believe our program is designed to align the interests of our named executive officers with those of our shareholders and to reward our named executive officers for the achievement of our near-term and longer-term financial and strategic goals.

Our Board of Directors is asking our shareholders to approve a non-binding advisory vote on the following resolution:

RESOLVED, that the compensation paid to our named executive officers, as disclosed in our proxy statement for the 2020 Annual Meeting pursuant to the rules of the SEC, including the compensation tables and any other related disclosure, is hereby APPROVED.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ADVISORY VOTE TO APPROVE THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS, WHICH IS DESIGNATED AS PROPOSAL NO. 3.

PROPOSALS FOR OUR 2021 ANNUAL MEETING

Any proposal by a shareholder to be included in our proxy material and presented at our 2021 Annual Meeting of Shareholders must be received at our principal executive offices, 13631 Progress Blvd., Suite 400, Alachua, FL 32615, Attention: Corporate Secretary, no later than December 19,  2020,  and must comply in all material respects with applicable rules and regulations of the SEC relating to such inclusion.

In addition, in connection with any matter to be proposed by a shareholder to be considered at our 2021 Annual Meeting of Shareholders, but not for inclusion in our proxy materials, pursuant to Section 2.3 of our Amended and Restated Bylaws, a written notice of business that a shareholder wishes to present for consideration at our 2021 Annual Meeting of Shareholders (including nominees for election to our Board of Directors at our 2021 Annual Meeting of Shareholders, but excluding matters included in our proxy materials pursuant to the preceding paragraph) must be delivered to our principal executive offices, 13631 Progress Blvd., Suite 400, Alachua, FL 32615, Attention: Corporate Secretary not less than 90 days before the 2021 Annual Meeting (or, if later, within 10 days after the first public announcement of the date of the meeting). The notice must also meet other requirements specified in Section 2.3 and 2.4, as applicable, of our Amended and Restated Bylaws.

ANNUAL REPORT ON FORM 10‑K

Our Annual Report on Form 10‑K including financial statements for the year ended December 31, 2019, accompanies, or has been mailed to you immediately prior to, this Proxy Statement. Our 2019 Annual Report on Form 10‑K is also available in the “Investors” section of our website at https://www.axogeninc.com. If requested in writing by a person solicited by this Proxy Statement, we will provide you without charge a copy of our Annual Report on Form 10‑K as filed with the SEC for our most recently completed fiscal year. Such request should be sent to our General Counsel at Axogen, Inc., 13631 Progress Blvd., Suite 400, Alachua, FL 32615.

“HOUSEHOLDING” OF PROXY MATERIALS

The SEC rules allow a single copy of this Proxy Statement and our 2019 Annual Report on Form 10‑K  to be delivered to multiple shareholders sharing the same address in a manner provided by these rules unless contrary instructions have been received from such shareholders. This practice is referred to as “householding” and can result in significant savings of paper and mailing costs. Although we do not household for our registered shareholders, some brokers household Axogen proxy statements and annual reports, delivering a single copy of each to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate copy of our proxy statement or annual report, or if you are receiving multiple copies of either document and wish to receive only one, please notify your broker. We will deliver promptly upon written or oral request a separate copy of our Proxy Statement, Notice of Internet Availability of Proxy Materials and/or our 2019 Annual Report on Form 10‑K as applicable, to a shareholder at a shared address to which a single copy of either document was delivered. For copies of any or all such documents, shareholders should write to or call our Corporate Secretary at Axogen, Inc., 13631 Progress Blvd., Suite 400, Alachua, FL 32615, or (368) 462‑6800, respectively.

OTHER MATTERS

Our Board of Directors does not know of any other business to come before our 2020 Annual Meeting of Shareholders. If any other matters are properly brought before the meeting, however, the persons named in the accompanying proxy will vote in accordance with their best judgment.

Your cooperation in giving this matter your immediate attention and in returning your proxy promptly will be appreciated.

By Order of the Board of Directors,

Karen Zaderej
Chairman, Chief Executive Officer and President

April 17, 2020

*** Exercise Your Right to Vote *** Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on May 28, 2020. AXOGEN, INC. AXOGEN, INC. 13631 PROGRESS BLVD. SUITE 400 ALACHUA, FL 32615 You are receiving this communication because you hold shares in the company named above. This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side). We encourage you to access and review all of the important information contained in the proxy materials before voting. proxy materials and voting instructions. D06810-P32941 See the reverse side of this notice to obtain Meeting Information Meeting Type: Annual Meeting For holders as of: March 30, 2020 Date: May 28, 2020 Time: 4:00 PM EDT Location: Meeting live via the Internet-please visit www.virtualshareholdermeeting.com/axogen2020. The company will be hosting the meeting live via the Internet this year. To attend the meeting via the Internet please visit www.virtualshareholdermeeting.com/axogen2020 and be sure to have the information that is printed in the box marked by the arrow (located on the following page). XXXX XXXX XXXX XXXX

Before You Vote How to Access the Proxy Materials How To Vote Please Choose One of the Following Voting Methods D06811-P32941 Vote By Internet: Before The Meeting: Go to www.proxyvote.com. Have the information that is printed in the box marked by the arrow (located on the following page) available and follow the instructions. During The Meeting: Go to www.virtualshareholdermeeting.com/axogen2020. Have the information that is printed in the box marked by the arrow(located on the following page) available and follow the instructions. Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card. XXXX XXXX XXXX XXXX XXXX XXXX XXXX XXXX Proxy Materials Available to VIEW or RECEIVE: NOTICE AND PROXY STATEMENTFORM 10-K How to View Online: Have the information that is printed in the box marked by the arrow(located on the following page) and visit: www.proxyvote.com. How to Request and Receive a PAPER or E-MAIL Copy: If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request: 1) BY INTERNET: www.proxyvote.com 2) BY TELEPHONE: 1-800-579-1639 3) BY E-MAIL*: sendmaterial@proxyvote.com * If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow(located on the following page) in the subject line. Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before May 14, 2020 to facilitate timely delivery. XXXX XXXX XXXX XXXX XXXX XXXX XXXX XXXX

The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees: 01) 02) 03) 04) Karen Zaderej Gregory Freitag Quentin S. Blackford Dr. Mark Gold 05) 06) 07) 08) Alan M. Levine Guido Neels Robert Rudelius Amy Wendell The Board of Directors recommends you vote FOR proposals 2 and 3. 2.To ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2020. 3. To approve, on a non-binding advisory basis, the compensation of the Company's named executive officers as disclosed in the Company's Proxy Statement. NOTE: To consider and act upon any other matters that may properly come before the Meeting or any adjournment thereof. D06812-P32941 Voting Items

D06813-P32941

VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. AXOGEN, INC. 13631 PROGRESS BLVD. SUITE 400 ALACHUA, FL 32615 During The Meeting - Go to www.virtualshareholdermeeting.com/axogen2020 You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D06807-P32941 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. AXOGEN, INC. The Board of Directors recommends you vote FOR the following: For Withhold For All AllAllExcept To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below. 1. Election of Directors Nominees: 01) 02) 03) 04) Karen Zaderej Gregory Freitag Quentin S. Blackford Dr. Mark Gold 05) 06) 07) 08) Alan M. Levine Guido Neels Robert Rudelius Amy Wendell The Board of Directors recommends you vote FOR proposals 2 and 3. For Against Abstain 2. To ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2020. 3. To approve, on a non-binding advisory basis, the compensation of the Company's named executive officers as disclosed in the Company's Proxy Statement. NOTE: To consider and act upon any other matters that may properly come before the Meeting or any adjournment thereof. For address changes and/or comments, please check this box and write them on the back where indicated. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com. D06808-P32941 AXOGEN, INC. Annual Meeting of Shareholders May 28, 2020 4:00 PM This proxy is solicited by the Board of Directors The shareholders hereby appoint Greg Freitag as proxy with the power to appoint his substitute and hereby authorize him to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Axogen, Inc. that the shareholders are entitled to vote at the Annual Meeting of Shareholders to be held at 4:00 PM, EDT on May 28, 2020, via live webcast at www.virtualshareholdermeeting.com/axogen2020 and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side Address Changes/Comments: